                                                                  EXHIBIT (a)(1)

                                ARRIS GROUP, INC.

                                OFFER TO EXCHANGE
                                  COMMON STOCK
                        PLUS ACCRUED AND UNPAID INTEREST
                                    FOR UP TO
                    $70,000,000 ORIGINAL PRINCIPAL AMOUNT OF
                 4 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2003

         We are offering to exchange:

         - 102 shares of our Common Stock ("Common Stock") plus accrued and unpaid interest for

         - Each $1,000 original principal amount of currently outstanding 4 1/2% Convertible Subordinated Notes due 2003 of Arris International, Inc., CUSIP Nos. 03664PAA3 and 03664PAB1 ("Notes"), validly tendered.

Subject to the terms and conditions of the Exchange Offer, we will issue shares of Common Stock in exchange for up to $70,000,000 aggregate principal amount of Notes, representing 66.5% of the outstanding principal amount of Notes, that are properly tendered and not withdrawn prior to the expiration of the Exchange Offer. Under the terms of the Notes, each $1,000 original principal amount of the Notes (currently is convertible at the option of the holder into 41.67 shares of Common Stock). The last reported sale price per share of Common Stock on April 12, 2002 prior to the establishment of the exchange ratio of Common Stock for Notes in the Exchange Offer was $9.20 per share.

-------------------------------------------------------------------------------
         THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, MAY 10, 2002, UNLESS EXTENDED (THE "EXPIRATION DATE").
-------------------------------------------------------------------------------

         We will accept Notes validly tendered for exchange and not withdrawn as of the Expiration Date, upon the terms and conditions set forth herein and in the accompanying Letter of Transmittal (the "Letter of Transmittal"). However, our offer is limited to $70,000,000 original principal amount of the Notes and will be prorated to the extent that more Notes are tendered. This Exchange Offer is not subject to any minimum on the number of Notes tendered. We reserve the right to extend or terminate the Exchange Offer in our sole and absolute discretion, which may be for any or no reason, and to otherwise amend the Exchange Offer in any respect. This Offer to Exchange and the Letter of Transmittal together constitute the "Exchange Offer."

         If you tender Notes, you will receive accrued and unpaid interest with respect to the Notes through the Expiration Date.

         SEE "RISK FACTORS" BEGINNING ON PAGE 14 AND "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES" BEGINNING ON PAGE 30 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER.

         You may direct questions and requests for assistance or additional copies of this Offer to Exchange, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related documents to the Information Agent at the address and telephone number set forth on the back cover page.

         The date of this Offer to Exchange is April 12, 2002.

-------------------------------------------------------------------------------
         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THIS TRANSACTION OR DETERMINED IF THIS DOCUMENT IS ACCURATE OR COMPLETE.
-------------------------------------------------------------------------------

         We are not and our Board of Directors is not making any recommendation to you as to whether to tender or refrain from tendering your Notes. You must make the decision whether to tender your Notes and, if so, how many Notes to tender.

                    IMPORTANT INFORMATION REGARDING THE OFFER

         We are not aware of any jurisdiction where making the Exchange Offer is not in compliance with applicable law. If we become aware that the Exchange Offer is not in compliance with any jurisdiction's valid applicable law, we will make a good faith effort to comply with such law. If with our good faith efforts, we cannot comply with such law, the Exchange Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Notes residing in such jurisdiction. If any jurisdiction's securities or blue sky laws require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under such jurisdiction's laws.

         You should rely only on the information incorporated by reference or provided in this Offer to Exchange. We have not authorized anyone to provide you with different information. You should not assume that the information in this Offer to Exchange or any supplement is accurate as of any date other than the date on the cover of the document. By tendering your Note, you represent that you are basing your decision solely on this Offer to Exchange and your own examination of our Company and the terms of the proposed exchange, including the merits and risks involved. The contents of this Offer to Exchange should not be construed as legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor as to such matters.

                      CAUTION AS TO UNAUTHORIZED STATEMENTS

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING NOTES UNDER THE EXCHANGE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO EXCHANGE OR IN THE LETTER OF TRANSMITTAL. DO NOT RELY ON ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATIONS, IF GIVEN OR MADE, AS HAVING BEEN AUTHORIZED BY US.

                                TABLE OF CONTENTS

                                                                                                               PAGE
SUMMARY...........................................................................................................1
THE COMPANY AND ITS BUSINESS......................................................................................3
SELECTED HISTORICAL FINANCIAL DATA................................................................................4
UNAUDITED PRO FORMA INFORMATION...................................................................................8
RISK FACTORS.....................................................................................................14
CAUTION AS TO FORWARD-LOOKING STATEMENTS.........................................................................19
MANAGEMENT.......................................................................................................20
REASONS FOR THE EXCHANGE OFFER...................................................................................20
USE OF PROCEEDS..................................................................................................20
THE EXCHANGE OFFER...............................................................................................20
DESCRIPTION OF CAPITAL STOCK.....................................................................................28
MARKET FOR COMMON STOCK AND NOTES................................................................................30
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES...........................................................30
CERTAIN SECURITIES LAWS CONSIDERATIONS...........................................................................33
INTERESTS OF DIRECTORS AND OFFICERS..............................................................................33
CERTAIN LEGAL MATTERS; REGULATORY APPROVALS......................................................................33
FEES AND EXPENSES................................................................................................33
INDEPENDENT AUDITORS.............................................................................................34
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..................................................................34
WHERE YOU CAN FIND MORE INFORMATION..............................................................................35
MISCELLANEOUS....................................................................................................35
DESCRIPTION OF NOTES............................................................................................A-1

                                     SUMMARY

         This general summary is solely for your convenience. You should read the entire Offer to Exchange and the related Letter of Transmittal before you decide whether to participate in the Exchange Offer. For convenience, we use "Company" to refer to Arris Group, Inc. and its subsidiaries and "we," "us" and "ours" to refer to Arris Group as opposed to Arris International. The following are some of the questions you may have as a holder of the Notes and answers to those questions.

WHAT SECURITIES ARE SOUGHT IN THE EXCHANGE OFFER?

We are offering to acquire in exchange for shares of our Common Stock up to $70,000,000 aggregate principal amount of 4 1/2% Convertible Subordinated Notes due 2003 of Arris International, Inc., a wholly-owned subsidiary of ours, which amount represents 66.5% of the outstanding principal amount of Notes as of the date of this Offer to Exchange. The Notes are currently convertible at the option of the holder into 41.67 shares of Common Stock per $1,000 original principal amount. The Notes are guaranteed by us.

WHAT SECURITIES ARE ARRIS GROUP OFFERING TO ISSUE IN EXCHANGE FOR MY NOTES?

We are offering to issue 102 shares of our Common Stock in exchange for each $1,000 original principal amount of Notes properly tendered and not withdrawn in the Exchange Offer. On April 11, 2002, the last reported sale price was $8.41 per share for our Common Stock. The last reported sale price per share of Common Stock on April 12, 2002 prior to the establishment of the exchange ratio of Common Stock for Notes in the Exchange Offer was $9.20 per share.

WHAT HAPPENS IF THE EXCHANGE OFFER IS OVERSUBSCRIBED?

If more than $70,000,000 aggregate principal amount of Notes are tendered, Arris Group will purchase from each tendering holder of Notes an amount based on the proportion of Notes tendered by that holder to all Notes tendered.

WHY IS ARRIS GROUP MAKING THE EXCHANGE OFFER?

We are making this offer to significantly strengthen our capitalization. Together with approximately $9.8 million principal amount of exchanges that we have already completed, this exchange will result in the conversion of up to $79.8 million of debt into equity. Our strengthened balance sheet will (i) sharply reduce the amount of near term debt maturities that we are required to refinance, (ii) eliminate up to approximately $3.6 million in annual interest expense and (iii) likely improve our access to the capital markets. Our improved financial flexibility will better position us to capitalize on the continued strength in our broadband business. The Exchange Offer will provide you with the opportunity to receive significantly more shares of Common Stock than you are currently entitled to under the indenture. See "Reasons for the Exchange Offer."

WILL THE COMMON STOCK BE LISTED FOR TRADING?

Our Common Stock is listed for trading on the Nasdaq National Market under the symbol "ARRS." We have applied for listing on the Nasdaq National Market of the shares of Common Stock to be issued in the Exchange Offer.

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES TO ME OF PARTICIPATING IN THE EXCHANGE OFFER?

The Exchange Offer will constitute a taxable exchange for federal income tax purposes. Accordingly, you will recognize a gain (or loss) on receipt of Common Stock in exchange for the Notes equal to the value of the Common Stock received less your tax basis in the Notes. Any accrued interest on the Notes will be treated as interest income, rather than gain. See "Material United States Federal Income Tax Consequences."

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER, AND HOW DO I TENDER?

You will have until Friday, May 10, 2002, at 5:00 p.m., New York City time, unless we extend the Exchange Offer. To tender your Notes, you must transmit a properly completed and duly executed Letter of Transmittal, or a facsimile thereof, together with any required signature guarantees, or, in the case of a book-entry transfer, agent's message, and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange Offer--Expiration Date; Extensions; Amendments" and "The Exchange Offer--Procedures for Tendering Notes."

UNTIL WHEN MAY I WITHDRAW PREVIOUSLY TENDERED NOTES?

You may withdraw tendered Notes at any time prior to the Expiration Date. See "The Exchange Offer--Withdrawal of Tenders."

WHOM CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE EXCHANGE OFFER?

If you have questions regarding the mechanics of or the timing of events in the Exchange Offer, please contact Morrow & Co., Inc., the Information Agent. If you have questions regarding the procedures for tendering in the Exchange Offer, please contact The Bank of New York, the Exchange Agent. If you would like additional information about the Company, please contact:

                                Arris Group, Inc.
                             11450 Technology Circle
                              Duluth, Georgia 30097
                            Telephone: (678) 473-2000
                              Attention: Secretary

         For a complete description of the Common Stock and Notes, see "Description of Common Stock," "Description of Notes," "Material United States Federal Income Tax Consequences," "Certain Securities Law Considerations" and the Appendix.

                                  RISK FACTORS

         SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF RISKS RELATING TO THE EXCHANGE OFFER AND THE OWNERSHIP OF OUR COMMON STOCK.

        MATERIAL DIFFERENCES IN RIGHTS AS A RESULT OF THE EXCHANGE OFFER

         By participating in the Exchange Offer, you will forego your rights to future and accrued interest on your Notes as well as your rights as a creditor of Arris International. If you participate in the Exchange Offer, however, you will, as a holder of Common Stock, be entitled to full voting rights with respect to such shares. See "Risk Factors," "Description of Common Stock" and "Description of Notes."

                          THE COMPANY AND ITS BUSINESS

Arris Group, Inc.
11450 Technology Circle
Duluth, GA 30097
(678) 473-2000

         Arris Group, through subsidiaries such as Arris International, Inc. and Arris Interactive L.L.C., develops and supplies equipment for cable system operators and other broadband service providers. We specialize in developing advanced cable telephony equipment enabling the delivery of converged services, (voice, video and data) through broadband local access networks and designing and engineering hybrid fiber-coax architectures. Our complete solutions for internet protocol and optical transport allow broadband service providers to deliver a full range of integrated voice, video and data services to their subscribers.

Arris International, Inc.
11450 Technology Circle
Duluth, GA 30097
(678) 473-2000

         Arris International, Inc. became a wholly owned subsidiary of Arris Group, Inc. as a result of the August 3, 2001 merger of Arris Group's wholly owned subsidiary Broadband Transition Corporation with and into Arris International. In the merger the former holders of Arris International stock received shares of Arris Group common stock in exchange for their shares of Arris International common stock, and Arris Group became a holding company for Arris International. Arris International owns approximately 15% of the Class A membership of Arris Interactive L.L.C., and Arris Group owns the remaining approximately 85%. Prior to the merger Arris International was known as ANTEC Corporation. Following the merger, Arris Group and Arris International executed a supplemental indenture, the effect of which was to provide for the convertibility of the Notes into Arris Group Common Stock rather than Arris International common stock. Subsequently, Arris Group guaranteed, on a subordinated basis generally consistent with the subordination provisions already applicable to the Notes, the obligations of Arris International with respect to the Notes.

                       SELECTED HISTORICAL FINANCIAL DATA

         The selected consolidated financial data as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 set forth below are derived from audited consolidated financial statements of Arris Group and should be read in conjunction with such statements and related notes thereto included in the annual report on Form 10-K for the year ended December 31, 2001 incorporated herein by reference. The selected consolidated financial data as of December 31, 1999, 1998 and 1997 and for the years ended December 31, 1998 and 1997 is derived from audited consolidated financial statements that have not been included in this filing. The historical consolidated financial information is not necessarily indicative of the results of future operations and should be read in conjunction with Arris Group's historical consolidated financial statements and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the annual report on Form 10-K for the year ended December 31, 2001 incorporated herein by reference.

                                                            2001          2000          1999         1998         1997
                                                         ----------    ---------     ----------   ----------    -------
                                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED OPERATING DATA:
  Net sales..........................................    $ 747,670     $ 998,730     $ 844,756    $ 546,767     $ 480,078
  Cost of sales(1)(4)(5)(6)(7)(12)...................      628,700       812,958       679,774      404,999       365,860
                                                         ---------     ---------     ---------    ---------     ---------
  Gross profit.......................................      118,970       185,772       164,982      141,768       114,218
  Selling, general, administrative and
     development expenses(2)(5)......................      165,670       133,988       111,937      105,643       110,803
  Amortization of goodwill...........................        4,872         4,917         4,946        4,910         4,927
  Amortization of intangibles........................        7,012            --            --           --            --
  In-process R&D write-off(8)........................       18,800            --            --           --            --
  Restructuring and other(1)(3)(4)(7)(11)............       36,541            --         5,647        9,119        21,550
                                                         ---------     ---------     ---------    ---------     ---------
  Operating (loss) income............................     (113,925)       46,867        42,452       22,096       (23,062)
  Interest expense...................................        9,315        11,053        12,406        9,337         6,264
  Membership interest................................        4,110            --            --           --            --
  Other expense (income), net........................       10,142            87          (745)        (977)         (348)
  Loss on marketable securities(13)..................          767           773           275           --            --
                                                         ---------     ---------     ---------    ---------     ---------
  (Loss) income before income taxes and
     extraordinary loss..............................     (138,259)       34,954        30,516       13,736       (28,978)
  Income tax expense (benefit)(10)...................       27,619        14,285        13,806        7,911        (7,534)
                                                         ---------     ---------     ---------    ---------     ---------
  Net (loss) income before
     extraordinary loss..............................     (165,878)       20,669        16,710        5,825       (21,444)
  Extraordinary loss(9)..............................        1,853            --            --           --            --
                                                         ---------     ---------     ---------    ---------     ---------
  Net (loss) income..................................    $(167,731)    $  20,669     $  16,710    $   5,825     $ (21,444)
                                                         =========     =========     =========    =========     =========
CONSOLIDATED BALANCE SHEET DATA:
  Working capital....................................    $ 250,862     $ 305,921     $ 255,000    $ 200,194     $ 133,302
  Total assets.......................................      752,115       731,495       700,541      532,645       443,883
  Long-term debt.....................................      115,000       204,000       183,500      181,000        72,339
  Stockholders' equity...............................      414,543       341,902       309,338      249,778       295,785
NET (LOSS) INCOME PER COMMON
  SHARE:
  Basic..............................................    $   (3.13)    $    0.54     $    0.46    $    0.16     $   (0.55)
                                                         =========     =========     =========    =========     =========
  Diluted............................................    $   (3.13)    $    0.52     $    0.43    $    0.15     $   (0.55)
                                                         =========     =========     =========    =========     =========
  Dividends paid.....................................    $      --     $      --     $      --    $      --     $      --
                                                         =========     =========     =========    =========     =========

         The Company believes that cash (loss) income (net income less amortization of goodwill and intangibles), cash (loss) income per share, and cash (loss) income excluding unusual items are additional meaningful measures of operating performance. However, this information will necessarily be different from comparable information provided by other companies and should not be used as an alternative to our operating and other financial information as determined under accounting principles generally accepted in the United States. This table should not be considered in isolation or as a measure of a company's profitability or liquidity.

CALCULATION OF CASH EARNINGS, EXCLUDING UNUSUAL ITEMS:

                                                                                 2001                  2000
                                                                             -----------            ---------
                                                                                (IN THOUSANDS, EXCEPT PER
                                                                                       SHARE DATA)
         NET (LOSS) INCOME, INCLUDING UNUSUAL ITEMS......................    $  (167,731)           $  20,669
         Add back: Goodwill and intangible amortization..................         11,884                4,917
                                                                             -----------            ---------
         Net cash (loss) income, including unusual items.................       (155,847)              25,586
         UNUSUAL ITEMS:
         Impacting gross profit
           Inventory write-offs(1)(7)....................................        (27,834)              (3,500)
           Write-down of the Powering product line assets(7).............         (5,834)                  --
           Severance related to workforce reduction(5)...................         (1,275)                  --
           One-time warranty expense for specific product(6).............         (4,700)                  --
           Write-off of assets related to Argentinean customer(12).......         (4,388)                  --
         Impacting operating (loss) income
           Pension curtailment gain(2)...................................             --                2,108
           Severance related to workforce reduction(5)...................         (3,756)                  --
           Restructuring and impairment charges:
              Severance related to factory closure(7)(11)................         (7,479)                  --
              Impairment of fixed assets(7)..............................        (14,972)                  --
              Impairment of goodwill-- Powering(7).......................         (5,877)                  --
              Lease commitments(7)(11)...................................         (3,521)                  --
              Facilities shutdown expenses(7)(11)........................         (4,692)                  --
           Write-off of acquired in-process R&D(8).......................        (18,800)                  --
         Impacting net (loss) income
           Gain (loss) on marketable securities(13).......................           (767)                (773)
           Write-off of deferred financing costs(9)......................         (1,853)                  --
           Third quarter valuation allowance adjustment for deferred
              taxes(10)..................................................        (38,117)                  --
           Related tax effect on all items, as applicable(10)............          4,367                  (75)
                                                                             -----------            ---------
              NET EFFECT OF UNUSUAL ITEMS................................       (139,498)              (2,240)
              NET CASH (LOSS) INCOME, EXCLUDING UNUSUAL
                ITEMS....................................................    $   (16,349)           $  27,826
                                                                             ===========            =========
              NET CASH (LOSS) INCOME PER COMMON
                SHARE-- DILUTED..........................................    $     (0.30)           $    0.70
                                                                             ===========            =========

-----------------

(1) In 1999, Arris Group recorded pre-tax charges of approximately $16.0 million in conjunction with the closure of its New Jersey facility and the discontinuance of certain products. The charges included approximately $2.6 million related to personnel costs and approximately $3.0 million related to lease termination and other costs. The charges also included an inventory write-down of approximately $10.4 million reflected in cost of sales. In 2000, Arris Group recorded an additional $3.5 million pre-tax charge to cost of sales related to the 1999 reorganization. (See Note 4 of the Notes to the Consolidated Financial Statements filed with the annual report on Form 10-K and incorporated herein by reference.)

(2) In 2000, Arris Group recorded a pre-tax gain of $2.1 million as a result of the curtailment of Arris Group's defined benefit pension plan. (See Note 13 of the Notes to the Consolidated Financial Statements filed with the annual report on Form 10-K and incorporated herein by reference.)

(3) In 1998, Arris Group recorded pre-tax charges of approximately $10.0 million in conjunction with the consolidation of its corporate and administrative functions. The charges included approximately $7.6 million related to personnel costs and approximately $2.4 million related to lease termination and other costs. (See Note 4 of the Notes to the Consolidated Financial Statements filed with the annual report on Form 10-K and incorporated herein by reference.)

(4) In 1997 Arris Group recorded pre-tax charges of approximately $28.0 million in connection with its acquisition of TSX Corporation. The charges include an inventory write-down of approximately $6.5 million reflected in cost of sales. The acquisition was accounted for as a pooling of interests.

(5) During 2001, Arris Group significantly reduced its overall employment levels. This resulted in a pre-tax charge to cost of sales of approximately $1.3 million for severance and related costs and a pre-tax charge of $3.7 million to operating expenses.

(6) During 2001, a one-time warranty expense relating to a specific product was recorded, resulting in a pre-tax charge of $4.7 million for the expected replacement cost of this product. Arris Group does not anticipate any further warranty expenses to be incurred in connection with this product.

(7) In 2001, in connection with the outsourcing of most of its manufacturing functions, Arris Group recorded pre-tax restructuring and impairment charges of approximately $66.2 million. Included in these charges was approximately $32.0 million related to the write-down of inventories, and remaining warranty and purchase order commitments of approximately $1.7 million were charged to cost of goods sold. Also included in these charges was approximately $5.7 million related to severance and associated personnel costs, $5.9 million related to the impairment of goodwill due to the sale of the power product lines, $14.8 million related to the impairment of fixed assets, and approximately $6.1 million related to lease terminations of factories and office space and other shutdown expenses. (See Note 4 of the Notes to the Consolidated Financial Statements filed with the annual report on Form 10-K and incorporated herein by reference.)

(8) During 2001, Arris Group recorded a pre-tax write-off of in-process R&D of $18.8 million in connection with the Arris Interactive L.L.C. acquisition. (See Note 16 of the Notes to the Consolidated Financial Statements filed with the annual report on Form 10-K and incorporated herein by reference.)

(9) During 2001, Arris Group recorded pre-tax charges of $1.9 million as an extraordinary loss on the extinguishment of debt in accordance with EITF 96-19 Debtor's Accounting for a Modification or Exchange of Debt Instruments. The amount reflected unamortized deferred finance fees related to a loan agreement, which was replaced in connection with the Arris Interactive L.L.C. acquisition. (See Note 7 of the Notes to the Consolidated Financial Statements filed with the annual report on Form 10-K and incorporated herein by reference.)

(10) As a result of the restructuring and impairment charges during the third quarter of 2001, a valuation allowance of approximately $38.1 million against deferred tax assets was recorded in accordance with FASB Statement No. 109, Accounting for Income Taxes. (See Note 4 of Notes to the Consolidated Financial Statements filed with the annual report on Form 10-K and incorporated herein by reference.) This is offset by approximately $4.4 million of related taxes associated with the unusual items.

(11) In the fourth quarter of 2001, Arris Group closed a research and development facility in Raleigh, North Carolina and recorded a $4.0 million charge related to severance and other costs associated with closing that facility.

(12) Due to the economic disturbances in Argentina, Arris Group recorded a write-off of $4.4 million related to unrecoverable amounts due from a customer in that region during the fourth quarter of 2001.

(13) Because the Company's investment in Lucent and Avaya stock are considered trading securities held for resale, they are required to be carried at their fair market value with any gains or losses being included in earnings. In calculating the fair market value of the Lucent and Avaya investments and including $1.3 million of impairment losses on investments available for sale in 2000, the Company recognized pre-tax losses of $0.8 million and $0.8 million, as of December 31, 2001 and 2000, respectively.

                                ARRIS GROUP, INC.
                         UNAUDITED PRO FORMA INFORMATION

         The following unaudited pro forma consolidated balance sheet is presented to give effect to the exchange of common stock for $79,750,000 original principal amount of 4 1/2% Convertible Subordinated Notes due 2003 by Arris Group, Inc. The pro forma consolidated financial information assumes the completion of the exchange offer on the terms described herein and previous exchanges of $9,750,000 of principal amount of the 4 1/2% Convertible Subordinated Notes for 1,017,285 shares of Common Stock. The unaudited pro forma consolidated balance sheet has been prepared to reflect the effect of such exchanges as of December 31, 2001. The unaudited pro forma consolidated statement of operations presents the results of operations of Arris Group, Inc. for the year ended December 31, 2001 as if the exchange of $79,750,000 4 1/2% Convertible Subordinated Notes for Common Stock occurred on January 1, 2001. The unaudited pro forma consolidated information was prepared based on the historical consolidated financial statements and related notes of Arris Group, Inc.

         The unaudited pro forma consolidated financial statements and the notes thereto should be read in conjunction with the historical consolidated financial statements and related notes of Arris Group, Inc. These unaudited pro forma consolidated financial statements were prepared in accordance with rules and regulations established by the Securities and Exchange Commission and are not necessarily reflective of the actual or future results of operations or the financial position of Arris Group, Inc.

         If the $79,750,000 principal amount of the 4 1/2% Convertible Subordinated Notes are exchanged, we expect to record a non-cash loss of approximately $44.5 million, based upon an assumed weighted average common stock value of $9.18. Such loss will be recorded in accordance with Statement of Financial Accounting Standard No. 84, Induced Conversions of Convertible Debt. The Statement requires the recognition of an expense equal to the fair value of additional shares of common stock issued in excess of the number of shares that would have been issued under the original terms of the notes. We expect to record the loss in the quarter in which the Exchange Offer is consummated.

         The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma consolidated financial information is not necessarily indicative of what our results would have been if the Exchange Offer actually had occurred as of the dates indicated or of what our future operating results will be.

                                ARRIS GROUP, INC.
                               UNAUDITED PRO FORMA
                      CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED, DECEMBER 31, 2001
(IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                                2001               PRO FORMA                2001
                                                                             AS REPORTED          ADJUSTMENTS            PRO FORMA
                                                                             -----------           ----------           -----------
Net Sales .........................................................          $   747,670           $       --           $   747,670
Cost of Sales .....................................................              628,700                   --               628,700
                                                                             -----------           ----------           -----------
    Gross profit ..................................................              118,970                   --               118,970
Operating Expenses:
Selling, general, administrative ..................................              165,670                   --               165,670
In process R&D write-off ..........................................               18,800                   --                18,800
Restructuring and impairment.......................................               36,541                   --                36,541
Amortization of goodwill & intangibles ............................               11,884                   --                11,884
                                                                             -----------           ----------           -----------
                                                                                 232,895                   --               232,895
                                                                             -----------           ----------           -----------
                                                                                (113,925)                                  (113,925)

Interest expense ..................................................                9,315               (3,589)(1)             5,726
Membership interest ...............................................                4,110                   --                 4,110
Other (income) expense, net .......................................               10,142               44,486 (2)            54,628
Loss (gain) on marketable securities ..............................                  767                   --                   767
                                                                             -----------           ----------           -----------
(Loss) income before income taxes .................................             (138,259)             (40,897)             (179,156)
Income tax (benefit) expense ......................................               27,619                   --                27,619
                                                                             -----------           ----------           -----------
                                                                                (165,878)             (40,897)             (206,775)

Extraordinary loss ................................................                1,853                   --                 1,853
                                                                             -----------           ----------           -----------

Net loss ..........................................................          $  (167,731)          $  (40,897)          $  (208,628)
                                                                             ===========           ==========           ===========

Net loss per common share:
Basic .............................................................          $     (3.13)                               $     (3.38)
                                                                             ===========                                ===========
Diluted ...........................................................          $     (3.13)                               $     (3.38)
                                                                             ===========                                ===========

Weighted average common shares
Basic .............................................................              (53,624)               8,169(3)             61,793
                                                                             ===========           ==========           ===========
Diluted ...........................................................              (53,624)               8,169(3)             61,793
                                                                             ===========           ==========           ===========
Cash loss (excludes amortization expense) .........................          $  (155,847)          $  (40,897)          $  (196,744)
                                                                             ===========           ==========           ===========
Cash loss per share (diluted)......................................          $    (2.91)                                $     (3.18)
                                                                             ==========                                 ===========

Cash loss - before unusual items ..................................          $  (16,349)           $    3,589           $   (12,760)
                                                                             ==========            ==========           ===========
Cash loss per share - before unusual items (diluted)  .............          $    (0.30)                                $     (0.21)
                                                                             ==========                                 ===========

-----------------

(1) This adjustment is to eliminate the interest expense incurred related to approximately $79.8 million of 4 1/2% Convertible Subordinated Notes, which are assumed to have been exchanged for Common Stock on January 1, 2001, for pro forma purposes.

(2) This adjustment relates to the loss of $5.5 million on the exchange of approximately $9.8 million of 4 1/2% Convertible Subordinated Notes in April 2002, and the loss expected to be realized upon the conversion of $70 million of 4 1/2% Convertible Subordinated Notes to Common Stock at an assumed market price of $9.20 (original conversion price of $24.00), in accordance with Statement of Financial Accounting Standards No. 84, Induced Conversion of Convertible Debt ("SFAS No. 84"), on a pro forma basis.

(3) Common Stock exchanged for the retirement of approximately $79.8 million of 4 1/2% Convertible Subordinated Notes.

                                ARRIS GROUP, INC.
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 2001
(IN THOUSANDS)

                                                                             2001               PRO FORMA                 2001
                                                                         AS REPORTED          ADJUSTMENTS               PRO FORMA
                                                                         -----------          -----------              -----------
ASSETS

Current assets:
  Cash and cash equivalents ...................................          $     5,337           $     (795)(1)          $     4,542
  Accounts receivable, net ....................................              137,996                   --                  137,996
  Other receivables ...........................................               10,049                   --                   10,049
  Inventories .................................................              187,971                   --                  187,971
  Income taxes recoverable ....................................                5,066                   --                    5,066
  Current deferred taxes ......................................                   --                   --                       --
  Investment held for resale ..................................                  795                   --                      795
  Other current assets ........................................               22,110                   --                   22,110
                                                                         -----------           ----------              -----------

Total current assets ..........................................              369,324                 (795)                 368,529

Property, plant and equipment, net ............................               52,694                   --                   52,694
Goodwill & intangibles ........................................              303,550                   --                  303,550
Investments ...................................................               14,037                   --                   14,037
Deferred income taxes, net ....................................                   --                   --                       --
Other assets ..................................................               12,510                   --                   12,510
                                                                         -----------           ----------              -----------
                                                                         $   752,115           $     (795)             $   751,320
                                                                         ===========           ==========              ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable ............................................          $    18,620           $       --              $    18,620
  Accrued compensation, benefits and related
          taxes ...............................................               32,747                   --                   32,747
  Current portion of long-term debt ...........................                   --                   --                       --
  Other current liabilities ...................................               67,095                 (450)(2)               66,645
                                                                         -----------           ----------              -----------

Total current liabilities .....................................              118,462                 (450)                 118,012

Long-term debt - Revolver .....................................                   --                   --                       --
Long-term debt - 4 1/2% Convertible Notes .....................              115,000              (79,750)(3)               35,250
                                                                         -----------           ----------              -----------

Total liabilities .............................................              233,462              (80,200)                 153,262

Membership interest - Nortel ..................................              104,110                   --                  104,110
                                                                         -----------           ----------              -----------

Total liabilities & membership interest .......................              337,572              (80,200)                 257,372

Stockholders' equity:
  Preferred stock .............................................                   --                   --                       --
  Common stock ................................................                  755                   82 (4)                  837
  Capital in excess of par value ..............................              507,650              123,809 (5)              631,459
  Unearned compensation .......................................                 (577)                  --                     (577)
  Unrealized holding loss on marketable securities ............               (3,211)                  --                   (3,211)
  Retained earnings (deficit)..................................              (90,162)             (44,486)(6)             (134,648)
  Cumulative translation adjustments ..........................                   88                   --                       88
                                                                         -----------           ----------              -----------

Total stockholders' equity ....................................              414,543               79,405                  493,948
                                                                         -----------           ----------              -----------

                                                                         $   752,115           $     (795)             $   751,320
                                                                         ===========           ==========              ===========

-----------------

(1) Payment of accrued interest related to $70 million of 4 1/2% Convertible Subordinated Notes and approximately $400,000 of fees associated with the Exchange Offer. The accrued interest on approximately $9.8 million of 4 1/2% Convertible Subordinated Notes was exchanged for Common Stock in April 2002.

(2) Amount represents the elimination of accrued interest for the period of November 16, 2001 through December 31, 2001, $395,000 of which will be paid and $55,000 of which was exchanged for Common Stock in April 2002.

(3) This adjustment represents the conversion of approximately $79.8 million of 4 1/2% Convertible Subordinated Notes into Common Stock.

(4) This adjustment represents the $0.01 par value of the approximately 8.2 million shares of Common Stock issued upon the assumed conversion of approximately $79.8 million of 4 1/2% Convertible Subordinated Notes, for pro forma purposes.

(5) Amount represents the assumed market price of Common Stock on the dates of conversion less its par value, plus the assumed loss on conversion in accordance with SFAS No. 84, net of assumed fees of $400,000.

(6) Loss realized on conversion of approximately $79.8 million of 4 1/2% Convertible Subordinated Notes into Common Stock, at various market prices between the period of April 1, 2002 and April 12, 2002 (original conversion price of $24.00), in accordance with SFAS No. 84, on a pro forma basis. The actual loss will be based on the market price of the date of the actual exchange.

                                ARRIS GROUP, INC.
           UNAUDITED PRO FORMA CALCULATION OF CONSOLIDATED CASH LOSS,
                            EXCLUDING UNUSUAL ITEMS
                      FOR THE YEAR ENDED, DECEMBER 31, 2001


(in thousands, except share data)

NET LOSS, INCLUDING UNUSUAL ITEMS .................................................          $  (208,628)
Add back:  Goodwill and intangible amortization ...................................               11,884
                                                                                             -----------
Cash loss, including unusual items ................................................             (196,744)

UNUSUAL ITEMS:
Impacting gross profit
Inventory write-offs (3) ..........................................................              (27,834)
Write-down of the Powering product line assets (3) ................................               (5,834)
Severance related to workforce reduction (1) ......................................               (1,275)
One-time warranty expense for specific product (2) ................................               (4,700)
Write-off of assets related to Argentinean customer (8) ...........................               (4,388)
Impacting operating loss
Severance related to workforce reduction (1) ......................................               (3,756)
Restructuring and impairment charges:
Severance related to factory closure (3) (7) ......................................               (7,479)
Impairment of fixed assets (3) ....................................................              (14,972)
Impairment of goodwill - Powering (3) .............................................               (5,877)
Lease commitments (3) (7) .........................................................               (3,521)
Facilities shutdown expenses (3) (7) ..............................................               (4,692)
Write-off of acquired in-process R&D (4) ..........................................              (18,800)
Impacting net loss
Loss on marketable securities (9) .................................................                 (767)
Write-off of deferred financing costs (5) .........................................               (1,853)
Third quarter valuation allowance adjustment for deferred taxes (6) ...............              (38,117)
Loss on conversion of 4 1/2% Convertible Subordinated Notes (10) ..................              (44,486)
Related tax effect on all items, as applicable (6) ................................                4,367
                                                                                             -----------
NET EFFECT OF UNUSUAL ITEMS .......................................................             (183,984)
NET CASH LOSS, EXCLUDING UNUSUAL ITEMS ............................................              (12,760)
                                                                                             ===========
NET CASH LOSS PER COMMON SHARE - DILUTED
                                                                                             $     (0.21)
                                                                                             ===========

-----------------

(1) During 2001, Arris Group significantly reduced its overall employment levels. This resulted in a pre-tax charge to cost of sales of approximately $1.3 million and a pre-tax charge to operating expenses of approximately $3.7 million for severance and related costs.

(2) During 2001, a one-time warranty expense relating to a specific product was recorded, resulting in a pre-tax charge of $4.7 million for the expected replacement cost of this product. Arris Group does not anticipate any further warranty expenses to be incurred in connection with this product.

(3) In 2001, in connection with the outsourcing of most of its manufacturing functions, Arris Group recorded pre-tax restructuring and impairment charges of approximately $66.2 million. Included in these charges were approximately $32.0 million related to the write-down of inventories, and remaining warranty and purchase order commitments of approximately $1.7 million were charged to cost of goods sold. Also included in these charges was approximately $5.7 million related to severance and associated personnel costs, $5.9 million related to the impairment of goodwill due to the sale of the power product lines, $14.8 million related to the impairment of fixed assets, and approximately $6.1 million related to lease terminations of factories and office space and other shutdown expenses.

(4) During 2001, Arris Group recorded a pre-tax write-off of in-process R&D of $18.8 million in connection with the Arris Interactive L.L.C. acquisition.

(5) During 2001, Arris Group recorded pre-tax charges of $1.9 million as an extraordinary loss on the extinguishment of a debt in accordance with EITF 96-19 Debtor's Accounting for a Modification or Exchange of Debt Instruments. The amount reflected unamortized deferred finance fees related to a loan agreement, which was replaced in connection with the Arris Interactive L.L.C. acquisition.

(6) As a result of the restructuring and impairment charges during the third quarter of 2001, a valuation allowance of approximately $38.1 million against deferred tax assets was recorded in accordance with FASB Statement No. 109, Accounting for Income Taxes. This is offset by approximately $4.4 million of related taxes associated with the unusual items.

(7) In the fourth quarter of 2001, Arris Group closed a research and development facility in Raleigh, North Carolina and recorded a $4.0 million charge related to severance and other costs associated with closing that facility.

(8) Due to the economic disturbances in Argentina, Arris Group recorded a write-off of $4.4 million related to unrecoverable amounts due from a customer in that region during the fourth quarter of 2001.

(9) Because the Company's investment in Lucent and Avaya stock are considered trading securities held for resale, they are required to be carried at their fair market value with any gains or losses being included in earnings. In calculating the fair market value of the Lucent and Avaya investments, the Company recognized a pre-tax loss of $0.8 million, as of December 31, 2001.

(10) Loss realized on conversion of $79.8 million of 4 1/2% Convertible Subordinated Notes into Common Stock at various market prices between the period of April 1, 2002 and April 12, 2002 (original conversion price of $24.00), in accordance with SFAS No. 84, on a pro forma basis. The actual loss will be based on the market price on the date of the actual exchange.

ARRIS GROUP, INC.
Unaudited Pro Forma Consolidated Capitalization
(in thousands, except for conversion prices)

ASSUMPTIONS:

                                                                EXCHANGE A         EXCHANGE B        EXCHANGE C            TOTAL
Principal Amount Exchanged                                        $ 7,250           $ 2,500           $ 70,000           $ 79,750
Exchange Price                                                      94.50%            93.66%             94.00%
                                                               ---------------------------------------------------
  Value to Holders                                                $ 6,851           $ 2,342           $ 65,800           $ 74,993
Share Price for Exchange Offer                                    $  9.20           $  8.59           $   9.20
                                                               ---------------------------------------------------
  Shares Issued to Holders                                            745               273              7,152              8,169

Original Conversion Price                                         $ 24.00          $  24.00           $  24.00
Original Underlying Shares                                            302               104              2,917              3,323

Excess Value to Holders                                           $ 4,072           $ 1,447           $ 38,967           $ 44,486

Accrued Interest at December 31,
 2001(1)                                                          $    41           $    14           $    395           $    450

                                           DECEMBER 31,                                                        DECEMBER 31,
                                               2001                                                                2001
                                              ACTUAL        EXCHANGE A     EXCHANGE B      EXCHANGE C           PRO FORMA
                                           ------------     ----------     ----------      ----------          ------------
Cash and cash equivalents                   $   5,337        $      0        $     0        $    (795)(2)       $   4,542
                                            =========        ========        =======        =========           =========

DEBT:
Revolving Credit Facility                           0               0              0                0                   0
4 1/2% Convertible Subordinated Notes         115,000          (7,250)        (2,500)         (70,000)             35,250
                                            ---------        --------        -------        ---------           ---------
Total debt                                    115,000          (7,250)        (2,500)         (70,000)             35,250

STOCKHOLDERS' EQUITY:
Preferred Stock                                     0               0              0                0                   0
Common stock                                      755               7              3               72                 837
Capital in excess of par value                507,650          11,355          3,958          108,495             631,459
Retained earnings (deficit)                   (90,162)         (4,072)        (1,447)         (38,967)           (134,648)
Other                                          (3,700)              0              0                0              (3,700)
                                            ---------        --------        -------        ---------           ---------
Total stockholders' equity                    414,543           7,291          2,514           69,600             493,948

Total capitalization                        $ 529,543        $     41        $    14        $    (400)          $ 529,197
                                            ---------        --------        -------        ---------           ---------

NOTES

(1) Accrued interest was paid with shares of Common Stock in Exchange A and B. Accrued interest for Exchange C will be paid in cash.

(2) Payment for accrued interest and estimated costs associated with completing Exchange Offer.

                                  RISK FACTORS

         You should read the following for a discussion of certain risks and other conditions relating to the Exchange Offer, our business and operations, our regulatory environment and our structure.

A. THERE ARE GENERALLY GREATER RISKS ASSOCIATED WITH STOCK OWNERSHIP THAN WITH DEBT OWNERSHIP.

THERE ARE GREATER FINANCIAL RISKS ASSOCIATED WITH THE OWNERSHIP OF COMMON STOCK THAN WITH OWNERSHIP OF DEBT INSTRUMENTS.

         In the event of Arris Group's dissolution or liquidation of its assets, under Delaware law, Arris Group's obligations to creditors under its debt instruments, such as credit facilities, guaranties and notes, receive priority in the distribution of Arris Group assets. If any assets are remaining after distribution to such creditors, then only those remaining assets may be distributed pro rata to the holders of our Common Stock.

B.       THERE ARE RISKS ASSOCIATED WITH THE CONCENTRATED OWNERSHIP OF OUR
COMMON STOCK.

WE HAVE SUBSTANTIAL STOCKHOLDERS THAT MAY NOT ACT CONSISTENT WITH THE INTERESTS OF THE OTHER STOCKHOLDERS.

         Nortel Networks currently owns approximately 46% of our Common Stock and Liberty Media Corporation beneficially owns approximately 10% of our Common Stock. These respective ownership interests result in both Nortel Networks and Liberty Media having a substantial influence over Arris Group. Nortel Networks and Liberty Media may not exert their respective influences in a manner that is consistent with the interest of other stockholders. Nortel Networks is, in its capacity as a stockholder, able to block stockholder action, including, for instance, stockholder approval of a merger or large acquisition.

THE TWO LARGEST STOCKHOLDERS HAVE THE POWER TO SELL A LARGE PORTION OF ARRIS GROUP STOCK IN THE FUTURE, WHICH COULD CAUSE THE PRICE OF OUR STOCK TO DECLINE.

         Any sales of substantial amounts of our Common Stock in the public market, or the perception that such sales might occur, could lower the price of our Common Stock. We have entered into a registration rights agreement with Nortel Networks. Under this agreement, Nortel Networks has the power to cause us to initiate a public offering for all or part of Nortel Networks' shares of Common Stock, and we expect it to do so in the near future. Further, Nortel Networks could cause us to file a shelf registration statement, which would allow Nortel Networks to sell its Arris Group shares on the open market at an undetermined point in the future. Liberty Media currently has similar registration rights. Through the exercise of their registration rights, either Nortel Networks or Liberty Media or both could sell a large number of shares to the public.

         Nortel Networks also owns a redeemable membership interest in Arris Interactive. We have had extensive discussions with Nortel Networks regarding its interest in our redeeming the membership interest at a discount. In addition, in certain unusual events (e.g., a default under our revolving credit facility) the terms of the membership interest require Nortel Networks to exchange the membership interest for Common Stock, preferred stock (which may be convertible), or notes (which may be convertible). The exchange for, and conversion into, our Common Stock would occur at the then prevailing market price of the Common Stock. Since some of the circumstances under which exchange and/or conversion is permitted may occur in the event that we are in significant financial distress, it is possible that the market price of the Common Stock would be quite low and the Nortel Networks would be able to convert its membership interest into significant, but presently undeterminable, portion of the Common Stock which could dilute our other stockholders.

C.       THERE ARE RISKS ASSOCIATED WITH NOT CONVERTING THE NOTES INTO COMMON
STOCK.

DEPENDING UPON THE NUMBER OF HOLDERS THAT CONVERT THEIR NOTES INTO COMMON STOCK, THERE MAY BE AN ILLIQUID TRADING MARKET, OR NO MARKET AT ALL, IN WHICH TO SELL YOUR NOTES AFTER THIS EXCHANGE OFFER ENDS.

         Although there is currently a secondary market for Notes, this may stop at any time, especially after the Exchange Offer expires. Certain holders already have converted their Notes into shares of Common Stock since the issuance of the Notes by Arris International in May 1998. Because we expect that many, if not most holders will elect to exchange their Notes for Common Stock, there may be very few Notes left outstanding after the Exchange Offer and, therefore, very little interest in trading Notes. If there existed only a very illiquid market, or no market at all, in Notes, then holders may not be able to sell their Notes at favorable prices should they decide to exit this investment after this Exchange Offer expires.

WE MAY BE UNABLE TO MEET OUR PAYMENT OBLIGATIONS ON THE NOTES AT MATURITY. If $70,000,000 in aggregate principal amount of the outstanding Notes are not tendered in the Exchange Offer, then the Company may not be able to pay the amounts due on the outstanding Notes as they mature, either because of restrictions contained in our credit facility or otherwise.

D. OUR CONTINUED OPERATIONS ARE SUBJECT TO A NUMBER OF RISKS WHICH MAY AFFECT THE PRICE OF OUR COMMON STOCK IN THE FUTURE.


ARRIS GROUP'S BUSINESS IS DEPENDENT ON CUSTOMERS' CAPITAL SPENDING ON BROADBAND COMMUNICATION SYSTEMS, AND REDUCTIONS BY CUSTOMERS IN CAPITAL SPENDING COULD ADVERSELY AFFECT ARRIS GROUP'S BUSINESS.

         Arris Group's performance has been largely dependent on customers' capital spending for constructing, rebuilding, maintaining or upgrading broadband communications systems. Capital spending in the telecommunications industry is cyclical. A variety of factors will affect the amount of capital spending, and therefore, Arris Group's sales and profits, including:

         -        general economic conditions,

         -        availability and cost of capital,

         -        other demands and opportunities for capital,

         -        regulations,

         -        demands for network services,

         -        competition and technology, and

         -        real or perceived trends or uncertainties in these factors.

THE MARKETS IN WHICH ARRIS GROUP OPERATES ARE INTENSELY COMPETITIVE, AND COMPETITIVE PRESSURES MAY ADVERSELY AFFECT ARRIS GROUP'S RESULTS OF OPERATIONS.

         The markets for broadband communication systems are extremely competitive and dynamic, requiring the companies that compete in these markets to react quickly and capitalize on change. This will require Arris Group to retain skilled and experienced personnel as well as deploy substantial resources toward meeting the ever-changing demands of the industry. Arris Group competes with national and international manufacturers, distributors and wholesalers, including many companies larger than Arris Group. Arris Group's major competitors include:

         -        ADC Telecommunications, Inc.

         -        C-COR.net Corporation

         -        Cisco Systems

         -        Harmonic, Inc.

         -        Juniper Networks

         -        Motorola, Inc.

         -        Phillips

         -        Riverstone Networks, Inc.

         -        Scientific-Atlanta

         -        Tellabs Inc.

         -        Terayon Communication Systems

         The rapid technological changes occurring in the broadband markets may lead to the entry of new competitors, including those with substantially greater resources than Arris Group. Since the markets in which the Company competes are characterized by rapid growth and, in some cases, low barriers to entry, smaller niche market companies and start-up ventures also may become principal competitors in the future. Actions by existing competitors and the entry of new competitors may have an adverse effect on Arris Group's sales and profitability. The broadband communications industry is further characterized by rapid technological change. In the future, technological advances could lead to the obsolescence of some of Arris Group's current products, which could have a material adverse effect on Arris Group's business.

         Further, many of Arris Group's larger competitors are in a better position to withstand any significant reduction in capital spending by customers in these markets. They often have broader product lines and market focus and therefore will not be as susceptible to downturns in a particular market. In addition, several of Arris Group's competitors have been in operation longer than Arris Group and therefore have more long-standing and established relationships with domestic and foreign broadband service users. Arris Group may not be able to compete successfully in the future, and competition may harm Arris Group's business.

ARRIS GROUP'S BUSINESS HAS PRIMARILY COME FROM TWO KEY CUSTOMERS. THE LOSS OF ONE OR BOTH OF THESE CUSTOMERS OR A SIGNIFICANT REDUCTION IN SERVICES TO ONE OR BOTH OF THESE CUSTOMERS WOULD HAVE A MATERIAL ADVERSE EFFECT ON ARRIS GROUP'S BUSINESS.

         Arris Group's two largest customers are AT&T and Cox Communications. For the twelve months ended December 31, 2001, sales to AT&T (including sales to MediaOne Communications, which was acquired by AT&T during 2000) accounted for approximately 31.8% of Arris Group's total sales, while Cox Communications accounted for approximately 15.2%. In addition, there are two other customers that each provided more than 5% of Arris Group's total sales for the year ended December 31, 2001. Arris Group currently is the exclusive provider of telephony products for both AT&T and Cox Communications in eight metro areas. The loss of either AT&T, Cox Communications or one of our other large customers, or a significant reduction in the services provided to any of them would have a material adverse impact on Arris Group.

         On December 19, 2001, AT&T Broadband and Comcast Corporation announced a definitive agreement to combine AT&T Broadband with Comcast. We believe that this transaction will have a positive impact on our business.

AN INABILITY TO FULLY DEVELOP A SALES, DISTRIBUTION, AND SUPPORT INFRASTRUCTURE IN INTERNATIONAL MARKETS AND THE COSTS ASSOCIATED WITH DEVELOPING THIS INFRASTRUCTURE MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

         Historically, Arris Interactive L.L.C relied upon Nortel Networks exclusively for sales, distribution and support of its products in the international markets and for certain customers in the North American market. We entered into a non-exclusive sales representation agreement with Nortel Networks to market our products. This agreement terminated on December 31, 2001 with respect to North American markets and this agreement will terminate on December 31, 2003 with respect to international markets. In June 2001, Nortel Networks announced that it was realigning its business, which will include the discontinuance of Nortel Networks' access solutions operations (which includes its Arris Group related operations). To avoid reliance on Nortel Networks and other third parties, we have attempted to develop our own sales, marketing, distribution, and support infrastructure, particularly to support and enhance our international sales. However, these efforts may not be successful, or if successful, might not be sufficient to offset sales lost from the discontinuance of our relationship with Nortel Networks.

OUR CREDIT FACILITY IMPOSES FINANCIAL COVENANTS THAT MAY ADVERSELY AFFECT THE REALIZATION OF OUR STRATEGIC OBJECTIVES.

         Arris International and certain of its subsidiaries, with a guaranty by Arris Group, have entered into a revolving credit facility providing for borrowing up to a committed amount of $175 million, with borrowing also limited by a borrowing base determined by reference to eligible accounts receivable and eligible inventory. The committed amount under this revolving credit facility may be increased to $200 million at a later date upon the agreement of the lenders thereunder. This credit facility imposes, among other things, covenants limiting the incurrence of additional debt and liens and requires us to meet certain financial objectives.

         The credit facility has a maturity date of August 3, 2004. However, the maturity date of the credit facility will be December 31, 2002 in the event that the Notes are not either fully refinanced or fully converted to Arris Group Common Stock prior to December 31, 2002 in a manner satisfactory to the lenders under the credit facility. The acceleration of the maturity date of the credit facility could have a material adverse effect on our business.

ARRIS GROUP MAY DISPOSE OF EXISTING PRODUCT LINES OR ACQUIRE NEW PRODUCT LINES IN TRANSACTIONS THAT MAY ADVERSELY IMPACT OUR FUTURE RESULTS.

         On an ongoing basis, we evaluate our various product offerings in order to determine whether any should be sold or closed and whether there are businesses that it should pursue acquiring. Future acquisitions and divestitures entail various risks, including:

         - the risk that we will not be able to find a buyer for a product line, while product line sales and employee morale will have been damaged because of general awareness that the product line is for sale;

         - the risk that the purchase price obtained will not be equal to the book value of the assets for the product line that it sells; and

         - the risk that acquisitions will not be integrated or otherwise perform as expected.

PRODUCTS CURRENTLY UNDER DEVELOPMENT MAY FAIL TO REALIZE ANTICIPATED BENEFITS.

         Rapidly changing technologies, evolving industry standards, frequent new product introductions and relatively short product life cycles characterize the markets for Arris Group's products. The technology applications currently under development by Arris Group may not be successfully developed. Even if the developmental products are successfully developed, they may not be widely used or Arris Group may not be able to successfully exploit these technology applications. To compete successfully, Arris Group must quickly design, develop, manufacture and sell new or enhanced products that provide increasingly higher levels of performance and reliability. However, Arris Group may not be able to successfully develop or introduce these products if our products:

         -        are not cost effective;

         -        are not brought to market in a timely manner; or

         -        fail to achieve market acceptance.

         Furthermore, Arris Group's competitors may develop similar or alternative new technology solutions and applications that, if successful, could have a material adverse effect on Arris Group. Arris Group's strategic alliances are based on business relationships that have not been the subject of written agreements expressly providing for the alliance to continue for a significant period of time. The loss of a strategic partner could have a material adverse effect on the progress of new products under development with that partner.

CONSOLIDATIONS IN THE TELECOMMUNICATIONS INDUSTRY COULD RESULT IN DELAYS OR REDUCTIONS IN PURCHASES OF PRODUCTS, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON ARRIS GROUP'S BUSINESS.

         The telecommunications industry has experienced the consolidation of many industry participants and this trend is expected to continue. Arris Group and one or more of its competitors may each supply products to businesses that have merged or will merge in the future. Consolidations could result in delays in purchasing decisions by merged businesses, with Arris Group playing a greater or lesser role in supplying the communications products to the merged entity. These purchasing decisions of the merged companies could have a material adverse effect on Arris Group's business.

         Mergers among the supplier base also have increased, and this trend may continue. The larger combined companies with pooled capital resources may be able to provide solution alternatives with which Arris Group would be put at a disadvantage to compete. The larger breadth of product offerings by these consolidated suppliers could result in customers electing to trim their supplier base for the advantages of one-stop shopping solutions for all of their product needs. These consolidated supplier companies could have a material adverse effect on Arris Group's business.

ARRIS GROUP'S SUCCESS DEPENDS IN LARGE PART ON OUR ABILITY TO ATTRACT AND RETAIN QUALIFIED PERSONNEL IN ALL FACETS OF ITS OPERATIONS.

         Competition for qualified personnel is intense, and Arris Group may not be successful in attracting and retaining key executives, marketing, engineering and sales personnel, which could impact our ability to maintain and grow our operations. Arris Group's future success will depend, to a significant extent, on the ability of our management to operate effectively. In the past, competitors and others have attempted to recruit Arris Group employees and in the future, these attempts may continue. The loss of services of any key personnel, the inability to attract and retain qualified personnel in the future or delays in hiring required personnel, particularly engineers and other technical professionals could negatively affect Arris Group's business.

WE ARE SUBSTANTIALLY DEPENDENT ON CONTRACT MANUFACTURERS, AND AN INABILITY TO OBTAIN ADEQUATE AND TIMELY DELIVERY OF SUPPLIES COULD ADVERSELY AFFECT OUR BUSINESS.

         Many components, subassemblies and modules necessary for the manufacture or integration of Arris Group products are obtained from a sole supplier or a limited group of suppliers. Our reliance on sole or limited suppliers, particularly foreign suppliers, and our reliance on subcontractors involves several risks including a potential inability to obtain an adequate supply of required components, subassemblies or modules and reduced control over pricing, quality and timely delivery of components, subassemblies or modules. Historically, we have not generally maintained long-term agreements with any of our suppliers or subcontractors. An inability to obtain adequate deliveries or any other circumstance that would require us to seek alternative sources of supply could affect our ability to ship products on a timely basis. Any inability to reliably ship our products on time could damage relationships with current and prospective customers and harm our business.

ARRIS GROUP'S INTERNATIONAL OPERATIONS MAY BE ADVERSELY AFFECTED BY ANY DECLINE IN THE DEMAND FOR BROADBAND SYSTEMS DESIGNS AND EQUIPMENT IN INTERNATIONAL MARKETS.

         Sales of broadband communications equipment into international markets are an important part of our business. The entire line of Arris Group products is marketed and made available to existing and potential international customers. In addition, United States broadband system designs and equipment are increasingly being employed in international markets, where market penetration is relatively lower than in the United States. While international operations are expected to comprise an integral part of our future business, international markets may no longer continue to develop at the current rate, or at all. We may fail to receive additional contracts to supply equipment in these markets.

OUR INTERNATIONAL OPERATIONS MAY BE ADVERSELY AFFECTED BY CHANGES IN THE FOREIGN LAWS IN THE COUNTRIES IN WHICH WE HAVE MANUFACTURING OR ASSEMBLY PLANTS.

         A significant portion of our products are manufactured or assembled in Mexico and the Philippines and other countries outside of the United States. The governments of the foreign countries in which we have plants may pass laws that impair our operations, such as laws that impose exorbitant tax obligations on the business or nationalize segments of our businesses.

WE MAY FACE DIFFICULTIES IN CONVERTING EARNINGS FROM INTERNATIONAL OPERATIONS TO U.S. DOLLARS.

         We may encounter difficulties in converting our earnings from international operations to U.S. dollars for use in the United States. These obstacles may include problems moving funds out of the countries in which the funds were earned and difficulties in collecting accounts receivable in foreign countries where the usual accounts receivable payment cycle is longer.

THE TERRORIST ATTACKS OF SEPTEMBER 11, 2001 AND THE RESULTANT POLITICAL INSTABILITY HAVE WEAKENED THE U.S. AND WORLD ECONOMIES WHICH MAY ADVERSELY AFFECT ARRIS GROUP'S BUSINESS.

         The terrorist attacks of September 11, 2001 weakened the U.S. and world economies and a wide range of industries. Those terrorist attacks, the allied military response to those attacks and subsequent developments may lead to future acts of terrorism, additional hostilities and worsening financial, economic and political instability. While the precise effect of any additional instability is difficult to determine, it may harm our business, financial condition and operations.

         In part because of the events of September 11, 2001 and the uncertainty they created, the U.S. and world markets are currently experiencing an economic downturn. As a result, our business and financial results have been harmed. If this economic downturn were to continue for an extended period of time, or if conditions were to worsen, the negative impact on our business and financial results could be further exacerbated.

ARRIS GROUP'S PROFITABILITY HAS BEEN, AND MAY CONTINUE TO BE, VOLATILE, WHICH COULD ADVERSELY AFFECT THE PRICE OF ARRIS GROUP'S STOCK.

         The Company has experienced years with significant operating losses. Although we have been profitable during the preceding years, we may not be profitable or meet the level of expectations of the investment community in the future, which could have a material adverse impact on Arris Group's stock price.

WE MAY FACE HIGHER COSTS ASSOCIATED WITH PROTECTING OUR INTELLECTUAL PROPERTY.

         Arris Group's future success depends in part upon our proprietary technology, product development, technological expertise and distribution channels. We cannot predict whether we can protect our technology, or whether competitors can develop similar technology independently. We have received and may continue to receive from third parties, including some of our competitors, notices claiming that Arris Group companies have infringed upon third-party patents or other proprietary rights. Any of these claims, whether with or without merit, could result in costly litigation, divert the time, attention and resources of our management, delay our product shipments, or require us to enter into royalty or licensing agreements. If a claim of product infringement against Arris Group is successful and we fail to obtain a license or develop a license non-infringing technology, our business and operating results could be adversely affected.

                    CAUTION AS TO FORWARD-LOOKING STATEMENTS

         Certain information and statements contained in this prospectus and in documents incorporated by reference, including statements using terms such as "may," "expect," "anticipate," "intend," "estimate," "believe," "plan," "continue," "could be," or similar variations or the negative thereof constitute forward-looking statements with respect to the financial condition, results of operations, and business of Arris Group, including statements that are based on current expectations, estimates, forecasts, and projections about the markets in which Arris Group operates and management's beliefs and assumptions regarding these markets. These and any other statements in this document that are not statements about historical facts are "forward-looking statements." In order to comply with the terms of the safe harbor, Arris Group cautions investors that any forward-looking statements made by Arris Group are not guarantees of future performance and that a variety of factors could cause Arris Group's actual results to differ materially from the anticipated results or other expectations expressed in Arris Group's forward-looking statements. Important factors that could cause results or events to differ from current expectations are described in the section entitled "Risk Factors." These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the operations, performance, development and results of Arris Group's business. In providing forward-looking statements, Arris Group is not undertaking any obligation to update publicly or otherwise these statements, whether as a result of new information, future events or otherwise.

                                   MANAGEMENT

         The following is information about the Company's current directors and executive officers:

NAME                                              AGE      POSITION
----                                              ---      --------
John M. Egan...................................   54    Chairman and Director
Robert J. Stanzione............................   53    President, Chief Executive Officer and Director
Lawrence A. Margolis...........................   53    Executive Vice President and Chief Financial Officer
Gordon E. Halverson............................   59    Executive Vice President and Chief Executive Officer, TeleWire
                                                        Supply
James D. Lakin.................................   58    President, Broadband
Bryant K. Isaacs...............................   42    President, Network Technology
Robert Puccini.................................   40    President, TeleWire Supply
Ronald M. Coppock..............................   47    President, International
David B. Potts.................................   44    Senior Vice President, Finance and Chief Information Officer
Leonard E. Travis..............................   39    Vice President and Controller
Michael H. Durant..............................   44    Treasurer
James E. Knox..................................   64    General Counsel and Assistant Secretary
John (Ian) Anderson Craig......................   58    Director
Rod F. Dammeyer................................   60    Director
James L. Faust.................................   59    Director
William H. Lambert.............................   64    Director
John R. Petty..................................   70    Director
Larry Romrell..................................   60    Director
Bruce Van Wagner...............................   75    Director
Craig Johnson..................................   41    Director
Vickie Yohe....................................   47    Director

For purposes of this Offer to Exchange, the business address for each of these individuals is 11450 Technology Circle, Duluth, Georgia 30097.

                         REASONS FOR THE EXCHANGE OFFER

         We are making this offer to significantly strengthen our capitalization. Together with approximately $9.8 million principal amount of exchanges that we have already completed, this exchange will result in the conversion of up to $79.8 million of debt into equity. Our strengthened balance sheet will (i) sharply reduce the amount of near term debt maturities that we are required to refinance, (ii) eliminate up to approximately $3.6 million in annual interest expense and (iii) likely improve our access to the capital markets. Our improved financial flexibility will better position us to capitalize on the continued strength in our broadband business. The Exchange Offer will provide you with the opportunity to receive significantly more shares of Common Stock than you are currently entitled to under the indenture. Absent the Exchange Offer, each $1,000 original principal amount of the Notes is convertible into 41.67 shares of Common Stock at a conversion price of $24.00.

                                 USE OF PROCEEDS

         We will not receive any cash proceeds from the Exchange Offer. Notes surrendered in exchange for shares of Common Stock will be retired and cancelled and cannot be reissued.

                               THE EXCHANGE OFFER

         Upon the terms and subject to the conditions of the Exchange Offer, we will exchange up to $70,000,000 in aggregate original principal amount of the Notes, or such lesser number of Notes as are validly tendered and not withdrawn prior to the Expiration Date for Common Stock at an exchange ratio of 102 shares of Common Stock for each $1,000 original principal amount of Notes validly tendered and not withdrawn. You also will receive accrued and unpaid interest through the Expiration Date. If more than $70,000,000 aggregate principal amount of Notes are tendered, Arris Group will purchase from each tendering holder of Notes an amount based on the proportion of Notes tendered by that holder to all Notes tendered.

         This Offer to Exchange and the related Letter of Transmittal are being mailed to the record holder of the Notes, Cede & Co. and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, are listed as participants in Cede & Co.'s security position listing for subsequent transmittal to beneficial owners of Notes.

GENERAL

         Arris International (then named ANTEC Corporation) issued the Notes pursuant to an indenture dated as of May 8, 1998 by and between Arris International and The Bank of New York as trustee. The Notes are general, unsecured obligations of Arris International, with a subordinated guaranty by Arris Group, limited in aggregate principal amount to $115 million. The Exchange Offer is being made in reliance on the exemption from registration provided by
Section 3(a)(9) of the Securities Act, has not been registered with the Securities and Exchange Commission and relies on exemptions under the State securities laws. Generally, the Common Stock you receive in the Exchange Offer will be freely tradeable, unless you are considered an affiliate of ours, as that term is defined in the Securities Act. See "Certain Securities Law Considerations."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

         The term "Expiration Date" means 5:00 p.m., New York City time, on Friday, May 10, 2002, unless and until we extend the period of time during which the Exchange Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Exchange Offer, as so extended by us, shall expire.

         We expressly reserve the absolute right, in our sole discretion,

         (1) to delay accepting any Notes, to extend the Exchange Offer or, if in our reasonable judgment, any of the conditions described below under the caption "-- Conditions" are not satisfied, to terminate the Exchange Offer or waive any condition set forth in the Exchange Offer, by giving oral or written notice of this delay, extension, termination or waiver to the Exchange Agent;

         (2) to amend the terms of the Exchange Offer in any manner. Any such amendment will be followed as promptly as practicable by a public announcement thereof; and

         (3) to terminate the Exchange Offer and not accept for exchange Notes tendered pursuant thereto.

         Any waiver, amendment or modification will apply to all Notes tendered, regardless of when or in what order such Note was tendered. Any extension or termination of the Exchange Offer or any amendment or modification of the terms set forth in the Exchange Offer, will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, unless otherwise required by applicable law or regulation.

         If the Exchange Offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment by means of an Offer to Exchange supplement that will be distributed as described above. In addition, we will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

         Without limiting the manner in which we may choose to make a public announcement of any delay, extension, termination or amendment of the Exchange Offer, we have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a timely press release.

CONDITIONS

         Notwithstanding any other provision of this Offer to Exchange or the Letter of Transmittal, we will not be required to accept for exchange Notes tendered pursuant to the Exchange Offer and may terminate, extend or amend the Exchange Offer if:

         (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in our reasonable judgment, might materially impair our ability to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to us, or any material adverse development has occurred in any existing action or proceeding with respect to us or any of our subsidiaries;

         (b) any change or any development involving a prospective change in our business or our financial affairs or in that of any of our subsidiaries has occurred which, in our reasonable judgment, makes it impracticable or inadvisable to proceed with the Exchange Offer or impair the contemplated benefits of the Exchange Offer to us;

         (c) any law, statute, rule or regulation is proposed, adopted or enacted, which, in our reasonable judgment, might materially impair our ability to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to us; or

         (d) any governmental approval has not been obtained, which approval we, in our reasonable discretion, shall deem necessary for the consummation of the Exchange Offer as contemplated hereby.

         The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of the respective right and each of these rights shall be deemed an ongoing right which may be asserted at any time and from time to time. However, all conditions to the Exchange Offer, other than those subject to applicable law, shall be satisfied or waived on or before the Expiration Date.

         If we determine in our reasonable discretion that any of the conditions are not satisfied, up until the Expiration Date, we may

         (1) refuse to accept Notes and return all tendered Notes to the tendering holders;

         (2) extend the Exchange Offer and retain all Notes tendered prior to the Expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw their tendered shares (see "-- Withdrawal of Tenders"); or

         (3) waive the unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, we will promptly disclose this waiver by means of an Offer to Exchange supplement that will be distributed to the record holders of Notes. We also will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the record holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

PROCEDURES FOR TENDERING NOTES

         A holder who wishes to tender Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, or a facsimile thereof, together with any required signature guarantees, or, in the case of a book-entry transfer, agent's message, and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either

         (1) a timely confirmation of a book-entry transfer of the Notes into the Exchange Agent's account at The Depository Trust Company ("DTC" or the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date; or

         (2) the holder must comply with the guaranteed delivery procedures described below.

         To be tendered effectively, the book-entry confirmation, the Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth below under "-- Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date.

DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH ITS PROCEDURE DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

         DTC has authorized DTC participants that hold Notes on behalf of beneficial owners of Notes through DTC to tender their Notes as if they were holders. To effect a tender of Notes, DTC participants should either

         (1) complete and sign the Letter of Transmittal (or a manually signed facsimile thereof), have the signature thereon guaranteed if required by the instructions to the Letter of Transmittal and mail or deliver the Letter of Transmittal (or the manually signed facsimile) to the Exchange Agent pursuant to the procedures set forth in "-- Procedures for Tendering" or

         (2) transmit their acceptance to DTC through the DTC Automated Tender Offer Program for which the transaction will be eligible and follow the procedures for book-entry transfer set forth in "-- Book-Entry Transfer."

         The tender by a noteholder will constitute an agreement between that noteholder and us in accordance with the terms and subject to the conditions contained in this Offer to Exchange and in the Letter of Transmittal.

         THE METHOD OF DELIVERY OF CONFIRMATIONS, LETTERS OF TRANSMITTAL, AGENT'S MESSAGES AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR ELECTION. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE TIMELY DELIVERY. PLEASE SEND ALL CERTIFICATES FOR NOTES, LETTERS OF TRANSMITTAL AND AGENT'S MESSAGES TO THE EXCHANGE AGENT FOR THE EXCHANGE OFFER, AT ONE OF THE ADDRESSES SET FORTH ON THE BACK COVER PAGE OF THIS OFFER TO EXCHANGE. PLEASE DO NOT SEND THESE MATERIALS TO US.

         Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and who wishes to tender, should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on his own behalf, the owner must, prior to completing and executing the Letter of Transmittal and delivering the beneficial owner's Notes, either make appropriate arrangements to register ownership of the Notes in that owner's name or obtain a properly completed stock power from the registered holder. The transfer of registered ownership may take considerable time.

         If the Letter of Transmittal or Notes are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing, unless waived by us. Evidence satisfactory to us of their authority so to act must be submitted with the Letter of Transmittal.

         Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution unless the Notes tendered pursuant thereto are tendered

         (1) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal, or

         (2) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-5 under the Exchange Act (an "Eligible Institution").

         We will determine all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered Notes in our sole discretion, which determination shall be final and binding. We reserve the absolute right to reject any and all Notes not properly tendered or any Notes, our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Notes. Our interpretation of the terms and conditions of the Exchange Offer, including the instructions in the Letter of Transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with the tender of Notes must be cured within the time as we shall determine. Neither we, the Exchange Agent nor any other person shall incur any liability for failure to give notice of any defect or irregularity with respect to any tender of Notes. Tenders of Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will not be deemed to have been properly tendered. Any Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering noteholder, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date. By tendering, each noteholder will represent to us, among other things, that it is not a restricted noteholder.

ACCEPTANCE OF NOTES FOR EXCHANGE; DELIVERY OF SHARES OF COMMON STOCK

         For purposes of the Exchange Offer, we shall be deemed to have accepted properly tendered Notes for exchange when, as and if we have given oral or written notice thereof to the Exchange Agent.

         In all cases, the issuance of shares of Common Stock for Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of a timely book-entry confirmation of the Notes into the Exchange Agent's account at the book-entry transfer facility, a properly completed and duly executed Letter of Transmittal or agent's message and all other required documents. If any tendered Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer, or if Notes are submitted for a greater principal amount than the tendering holder desires to exchange, these unaccepted or nonexchanged Notes will be returned without expense to the tendering holder of these Notes (or, in the cases of Notes tendered by book-entry transfer into the Exchange Agent's account at the book-entry transfer facility, pursuant to the book-entry transfer procedures described below). These non-exchanged Notes will be credited to an account maintained with such book-entry transfer facility as promptly as practicable after the Expiration Date.

         Per each $1,000 principal amount of outstanding Notes accepted for exchange in the Exchange Offer, the tendering holder will receive 102 shares of Common Stock.

BOOK-ENTRY TRANSFER

         The Exchange Agent will establish a new account or utilize an existing account with respect to the Notes at DTC promptly after the date of this Offer to Exchange. Any financial institution that is a participant in DTC and whose name appears on a security position listing as the owner of Notes may make a book-entry tender of Notes by causing DTC to transfer such Notes into the Exchange Agent's account in accordance with DTC's procedures for such transfer. However, although the tender of Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal, or a manually signed facsimile thereof, properly completed and validly executed, with any required signature guarantees, or an agent's message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Exchange Agent at its address set forth below under the caption "-- Exchange Agent" on or prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with. The confirmation of a book-entry transfer of Notes into the Exchange Agent's account at DTC as described above is referred to herein as a "Book-Entry Confirmation."

Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the Exchange Agent.

         The term "agent's message" means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Notes stating:

         (1) the aggregate principal amount of Notes which have been tendered by the participant;

         (2) that this participant has received and agrees to be bound by the term of the Letter of Transmittal; and

         (3)      that we may enforce such agreement against the participant.

GUARANTEED DELIVERY PROCEDURES

         Holders who wish to tender their Notes and

         (1) who cannot deliver a Book-Entry Confirmation, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date; or

         (2) who cannot complete the procedure for book-entry transfer on a timely basis,

may effect a tender if:

         (a)      the tender is made through an Eligible Institution;

         (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder, the principal amount of Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) or, in the case of a book-entry transfer, an agent's message, together with a book-entry confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

         (c) such properly completed and executed Letter of Transmittal (or facsimile thereof) or, an agent's message, as well as a Book-Entry Confirmation and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

WITHDRAWAL OF TENDERS

         EXCEPT AS OTHERWISE PROVIDED HEREIN, TENDERS OF NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

         To withdraw a tender of Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any notice of withdrawal must:

         (1) specify the name of the person having deposited the Note to be withdrawn (the "Depositor");

         (2)      identify the principal amount of Notes to be withdrawn;

         (3) be signed by the noteholder in the same manner as the original signature on the Letter of Transmittal by which Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee with respect to the Notes register the transfer of these Notes into the name of the person withdrawing the tender; and

         (4) specify the name in which any of the Notes are to be registered, if different from that of the Depositor.

         Any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Notes and otherwise comply with the procedures of the book-entry transfer facility. We will determine in our sole discretion all questions as to the validity, form and eligibility (including time of receipt) of those notices, which determination shall be final and binding on all parties. Any Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Common Stock will be issued with respect thereto unless the Notes so withdrawn are validly retendered. Properly withdrawn Notes may be retendered by following one of the procedures described above.

         Any Notes which have been tendered but which are not accepted for payment due to withdrawal, rejection of tender or termination of the Exchange Offer will be returned as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer to the holder of the Notes, without cost to the noteholder by crediting the Notes to an account maintained with such book-entry transfer facility for the Notes.

EXCHANGE AGENT

         We have appointed The Bank of New York as the Exchange Agent for the Exchange Offer. All completed Letters of Transmittal and agent's messages should be directed to the Exchange Agent at one of the addresses set forth on the back cover page of this Offer to Exchange. All questions regarding the procedures for tendering in the Exchange Offer and requests for assistance in tendering your Notes should also be directed to the Exchange Agent at one of the telephone numbers and addresses on the back cover page of this Offer to Exchange.

         DELIVERY OF A LETTER OF TRANSMITTAL OR AGENT'S MESSAGE TO AN ADDRESS OTHER THAN THE ADDRESS LISTED ABOVE OR TRANSMISSION OF INSTRUCTIONS BY FACSIMILE OTHER THAN AS SET FORTH ABOVE IS NOT VALID DELIVERY OF THE LETTER OF TRANSMITTAL OR AGENT'S MESSAGE.

         Requests for additional copies of this Offer to Exchange, Arris Group's annual report on Form 10-K or any of the other documents incorporated by reference herein, the enclosed Letter of Transmittal or the enclosed Notice of Guaranteed Delivery may be directed to either to the Exchange Agent or to the Information Agent at one of the telephone numbers and addresses listed on the back cover page of this Offer to Exchange.

EXTENSION OF THE EXCHANGE OFFER; TERMINATION; AMENDMENT

         We expressly reserve the right, in our sole discretion, at any time and from time to time, to extend the period of time during which the Exchange Offer is open and thereby delay acceptance for exchange of, and exchange for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. We also expressly reserve the right, in our sole discretion, to terminate the Exchange Offer and not accept for exchange any shares not theretofore accepted for exchange or exchanged for or, subject to applicable law, to postpone exchange for shares upon conditions specified in a written notice of such termination or postponement to the Depositary and making a public announcement thereof. Our reservation of the right to delay exchange for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of an exchange offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, to amend the Exchange Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Exchange Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Exchange Offer). Amendments to the Exchange Offer may be made at any time and from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Exchange Offer will be disseminated promptly to holders in a manner reasonably designed to inform holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire.

         If we materially change the terms of the Exchange Offer or the information concerning the Exchange Offer, we will extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the Exchange Offer or information concerning the Exchange Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (a) we increase or decrease the exchange rates for Notes or increase or decrease the amount of Notes being sought in the Exchange Offer and, if an increase in the amount of Notes being sought, exceeds 2% of the outstanding Notes, and (b) the Exchange Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase, decrease or amendment is first published, sent or given in the manner specified in this section, the Exchange Offer will be extended until the expiration of such period of ten business days.

ACCOUNTING TREATMENT

         The exchange of Notes for shares of Common Stock will be treated as an induced conversion for accounting purposes under accounting principles generally accepted in the United States.

REGULATORY APPROVALS

         We do not believe that the receipt of any material federal or state regulatory approvals will be necessary in connection with the Exchange Offer.

OTHER

         Participation in the Exchange Offer is voluntary and holders of Notes should carefully consider whether to accept the terms and conditions of the Exchange Offer. Holders of the Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to the Exchange Offer.

DESCRIPTION OF THE NOTES

Securities Outstanding:    $105.25 Million Principal Amount 4 1/2% Convertible
                           Subordinated Notes due May 15, 2003 (as of April 11,
                           2002).

Conversion Rights:         The Notes are Convertible into Common Stock at a
                           conversion price of $24.00 per share, subject to adjustment, or 41.67 shares per $1,000 original principal amount.

Interest Payment Dates:    May 15 and November 15 each year.

Redemption:                At the option of Arris International at 100.9%.

                           At the option of the Holder upon a "Change in Control" at 100% of the Principal Amount together with accrued and unpaid interest. There can be no assurance that in the event of a Change in Control the Company would either have, or have access to, adequate funds to redeem the Notes.

Security:                  None. The Notes are Unsecured Obligations of Arris
                           International.

Guaranty:                  The Notes are guaranteed by Arris Group on
                           subordinated basis. The subordination terms of the Guaranty are substantially similar to those generally applicable to the Notes.

Subordination:             Subordinated to all "Senior Indebtedness," ($2
                           million in letters of credit at March 31, 2002) and, effectively, all of the Liabilities of the Subsidiaries of Arris International. The Company had
                           $118,462,000 of current liabilities as of December
                           31, 2001. Because of how Arris International manages its operations, some of these current liabilities could be viewed as obligations of Arris
                           International's subsidiaries and therefore senior to the Notes.

         For a more detailed description of the Notes, and definitions of the capitalized terms used above, see "Appendix A -- Description of Notes".

                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of the Company is 325,000,000 shares consisting of 320,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock"), in such series and with such voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as may be fixed from time to time by the Board of Directors for each series. The following summary description of certain provisions of the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and the By-laws does not purport to be complete and is qualified in its entirety by reference to said provisions.

COMMON STOCK

         Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of a majority of the shares of Common Stock entitled to vote in any election of Directors may elect all of the Directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends. If any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights.

         The outstanding shares of Common Stock are, and the Common Stock issuable upon exchange of the Notes will be, when issued and paid for, fully paid and non-assessable.

         The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

PREFERRED STOCK

         The Company has authorized 5,000,000 shares of preferred stock which may be issued with such preferences and voting rights as the Board of Directors, without further approval by the stockholders, may determined by duly adopted resolution. See "Certain Charter and By-Law Provisions." No shares of Arris Group Preferred Stock are currently issued and outstanding.

CERTAIN CHARTER AND BY-LAW PROVISIONS

         Pursuant to the provisions of the Delaware General Corporation Law (the "DGCL"), Arris Group has adopted provisions in its Certificate of Incorporation and By-laws which required Arris Group to indemnify its officers and directors to the fullest extent permitted by law, and eliminate the personal liability of its directors to Arris Group or its stockholders for monetary damages for breach of their duty of due care except (i) for any breach of the duty of loyalty; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of laws; (iii) for liability under Section 174 of the DGCL (relating to certain unlawful dividends, stock repurchases or stock redemptions); or (iv) for any transaction from which the director derived any improper personal benefit. These provisions do not eliminate a director's duty of care. Moreover, the provisions do not apply to claims against a director for violation of certain laws, including Federal securities laws. The Company believes that these provisions will assist the Company in attracting or retaining qualified individuals to serve as directors and officers.

         The Company's Restated Certificate of Incorporation includes a provision which allows the Board of Directors, without stockholder approval to issue up to 5,000,000 shares of Preferred Stock with voting, liquidation and conversion rights that could be superior to and adversely affect the voting power of holders of Common Stock. The issuance of Preferred Stock could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plans to issue any shares of Preferred Stock.

DELAWARE ANTI-TAKEOVER LAW

         The Company is a Delaware corporation that is subject to Section 203 of the DGCL ("Section 203"). Under Section 203 certain "business combinations" between a Delaware corporation, whose stock generally is publicly traded or held of record by more than 2,000 stockholders, and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless (i) the corporation has elected in its certificate of incorporation not to be governed by Section 203 (the Company has not made such election), (ii) the business combination was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder, (iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan) or (iv) the business combination is approved by the board of directors of the corporation and ratified by two-thirds of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three year years or who became an interested stockholder with the approval of a majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries, and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporation's voting stock, together with the affiliates or associates of that stockholder.

                        MARKET FOR COMMON STOCK AND NOTES

         Beginning on August 6, 2001, the Common Stock has traded on the Nasdaq National Market System under the symbol "ARRS." Prior to the Company's reorganization, on August 3, 2001, the Common Stock traded on the Nasdaq National Market System under the symbol "ANTC." The following table reports the high and low trading prices per share of the Company's common stock as listed on the Nasdaq National Market System:

                                                                                       HIGH          LOW
                                                                                       ----          ---
         2000
         First Quarter........................................................       $ 61.25      $ 28.94
         Second Quarter.......................................................         57.00        34.38
         Third Quarter........................................................         50.00        20.44
         Fourth Quarter.......................................................         29.75         6.88

         2001
         First Quarter........................................................       $ 14.38       $ 6.63
         Second Quarter.......................................................         15.76         5.25
         Third Quarter........................................................         13.59         2.68
         Fourth Quarter.......................................................         11.65         3.18

         On April 11, 2002, the last full trading day prior to the public announcement of the Exchange Offer, the last reported sale price was $8.41 per share for the Common Stock. We urge you to obtain current market quotations prior to making any decision with respect to the Exchange Offer.

         The Company has not paid dividends on its Common Stock since its inception. The Company's primary loan agreement contains covenants that prohibit the Company from paying dividends.

         There is no established trading market for the Notes. Any trading in the Notes takes place in privately-negotiated transactions among holders, or transactions through market makers, that are not generally reported. Sales prices for some of these transactions are reported to, and made available by, FactSet Research Systems Inc., which is the source for the high and low sales price information set forth below. This information may not reflect all sales that have occurred during the periods in question, and we are unaware of any publicly-available source for high or low bid quotations.

2000-01 QUARTERLY ARRIS INTERNATIONAL  4 1/2% CONVERTIBLE SUBORDINATED
NOTE PRICES
(prices shown as % of par value)

                                          2000                                                  2001
                     -----------------------------------------------           ---------------------------------------
                       Q1            Q2            Q3           Q4              Q1          Q2          Q3         Q4
                     -----         -----         -----         -----           ----        ----        ----       ----
High                 250.9         236.0         212.4         122.9           77.4        88.8        83.5       80.9
 Low                 133.9         157.9         106.1          52.8           51.4        59.4        51.9       52.8

         As of April 11, 2002, there was one record holder of Notes.

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

         The discussion set forth below is a summary of certain of the U.S. federal income tax considerations that may be relevant to Holders who exchange their Notes for Common Stock pursuant to the Exchange Offer. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), final, temporary and proposed Treasury regulations thereunder ("Treasury Regulations"), and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change (possibly on a retroactive basis).

         This summary is intended for general information only and does not purport to address all of the U.S. federal income tax consequences that may be applicable to a Holder of Notes. Tax consequences which are different from or in addition to those described herein may apply to Holders of Notes who are subject to special treatment under the U.S. federal income tax laws, such as foreign persons, tax-exempt organizations, financial institutions, insurance companies, broker-dealers, Holders who hold their Notes as part of a hedge, straddle, wash sale, synthetic security, conversion transaction, or other integrated investment comprised of Note and one or more other investments, and persons who acquired their shares in compensatory transactions. This discussion does not address foreign or state or local tax considerations.

         In addition, this discussion only addresses the tax consequences of exchange of Notes for Common Stock for U.S. holders who hold their Notes as capital assets within the meaning of Section 1221 of the Code. As used herein, the term "U.S. holder" means a beneficial owner of a note who or that is for U.S. federal income tax purposes (i) a citizen or individual resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if both: (A) a United States court is able to exercise primary supervision over the administration of the trust, and (B) one or more United States persons have the authority to control all substantial decisions of the trust. As used herein, the term "foreign holder" means a beneficial owner of a note that is not a U.S. holder.

         THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES BELOW IS FOR GENERAL INFORMATION ONLY. THIS DISCUSSION IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE EXCHANGE TO A HOLDER. EACH HOLDER SHOULD CONSULT A TAX ADVISER REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE EXCHANGE IN LIGHT OF SUCH HOLDER'S OWN SITUATION.

EXCHANGE OF NOTES FOR COMMON STOCK

         The exchange of Notes for Common Stock will be treated as a taxable exchange for federal income tax purposes. Accordingly, the tax consequences to you will be as follows:

         1. To the extent you receive cash for accrued but unpaid interest on the Notes, and you have not already included such interest in income, the cash will be taxable to you as interest income.

         2. You will recognize gain (or loss) upon the receipt of Common Stock in exchange for your Notes equal to the fair market value of the Common Stock received less your tax basis in the Notes. Such gain or loss would generally be capital gain or loss, assuming you hold the Notes as a capital asset.

         3. The aggregate tax basis of the shares of Common Stock received by you in exchange for your Notes will be the fair market value of such shares.

         4. The holding period of the Common Stock will commence on the day after the date you exchange your Notes for Common Stock, and will not include any "carry over" holding period from the Notes.

         5. If you receive cash in lieu of fractional shares of Common Stock, you may be treated as if you received the fractional share and then exchanged it for such cash. Generally, so long as such cash is not treated as "essentially equivalent to a dividend," you will recognize gain or loss on the deemed exchange of such fractional share equal to the cash received less your basis in such fractional share. If the cash is treated as a dividend, you will generally have dividend income to the extent of the cash received, but may be able to offset that income with the dividends-received deduction, assuming you are eligible for such deduction. Consult with your tax advisor as to whether such cash will be treated as a dividend to you.

SPECIAL RULES FOR HOLDERS WHO ACQUIRED NOTES AT A DISCOUNT

         Holders of Notes who acquired them at a "market discount" will be subject to the market discount rules of the Code. Subject to a de minimis exception, "market discount" is generally defined as the excess (if any) of (i) the stated redemption price at maturity of a debt instrument over (ii) the tax basis of the instrument in the hands of the holder immediately after its acquisition. Unless the holder makes a special tax election, a holder's amount of accrued market discount as of a given date is calculated by multiplying the market discount by a fraction, the numerator of which is the number of days the debt instrument has been held by such holder, and the denominator of which is the number of days from the date of such holder's acquisition to the instrument's maturity date.

         The market discount rules provide that gain recognized on the disposition of a market discount bond must be included as interest income, rather than taxable gain, to the extent of the market discount accrued during the holder's ownership period (unless the holder elected to include market discount in income as it accrued).

         Accordingly, any gain recognized upon the exchange of the Notes for Common Stock will be treated as interest income, rather than taxable gain, to the extent of the accrued market discount on such Notes. The market discount rules would not thereafter apply to the Common Stock.

OWNERSHIP OF COMMON STOCK

         If you exchange your Notes for Common Stock, there will be additional tax consequences from holding such shares beyond the tax consequences of the exchange itself. Generally, any distributions made with respect to shares of the Common Stock will be treated as ordinary income to the extent of the Company's current or accumulated earnings and profits. A dividends-received deduction may be claimed to offset such income, but is only available to certain corporate shareholders. Amounts in excess of such earnings and profits are treated as a tax-free return of capital to the extent of your tax basis in the Common Stock, and any amount in excess of such tax basis is treated as proceeds from the sale of stock.

         Generally, your will recognize gain or loss on a sale or other disposition of the Common Stock to the extent of the difference between the value of the consideration received and your tax basis in such stock. Such gain or loss will, subject to the market discount rules above, be capital gain or loss, assuming you hold the Common Stock as a capital asset.

HOLDERS WHO DO NOT PARTICIPATE IN THE EXCHANGE OFFER

         Holders of Notes who elect not to participate in the Exchange Offer and do not exchange their Notes for Common Stock will not recognize gain or loss as a consequence of the Exchange Offer.

BACKUP WITHHOLDING

         You may be subject, under certain circumstances, to backup withholding with respect to payments received with respect to the Common Stock. This withholding generally applies if:

         - you fail to furnish a social security or other taxpayer identification number ("TIN") in the manner required by the applicable tax regulations;

         -        you furnish an incorrect TIN;

         - we are notified by the IRS that you have failed to properly report payments of interest or dividends and the IRS has notified us that you are subject to backup withholding; or

         - you fail, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is your correct TIN and that you are not subject to backup withholding.

         Any amount withheld from a payment to you under the backup withholding rules is allowable as a refundable credit against your U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Under recently enacted legislation, the backup withholding rate for the remainder of year 2002 is 30% and will remain 30% through 2003, at which time it will be reduced to 29% for years 2004 and 2005, and 28% for 2006 through 2010. Certain holders are not subject to back-up withholding, including, among others, corporations and a foreign holder who has certified its foreign status on properly executed IRS forms or has otherwise established an exemption (provided that neither the Company nor its agent has actual knowledge that such holder is a U.S. person or that the conditions of any other exemption are not in fact satisfied). Holders should consult their tax advisors as to their ability to qualify for an exemption from backup withholding and the procedure for obtaining such an exemption.

         THE FOREGOING DISCUSSION IS INTENDED FOR GENERAL INFORMATION AND IS NOT TAX ADVICE. ACCORDINGLY, EACH HOLDER SHOULD CONSULT A TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE EXCHANGE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS AND ANY RECENT OR PROSPECTIVE CHANGES IN APPLICABLE TAX LAWS.

                     CERTAIN SECURITIES LAWS CONSIDERATIONS

         All of the Notes were issued by Arris International in 1998 pursuant to a private offering that was not registered pursuant to the Securities Act or any state securities laws. Separately, in 1998, we filed a registration covering resales of Note and Common Stock issuable upon conversion thereof. Unless either
(1) you acquired your Notes directly from Arris International in the original private placement, or (2) you acquired Notes that never were sold pursuant to the registration statement, and you have not met the holding period requirements of Rule 144 under the Securities Act, the shares of Common Stock you receive in the Exchange Offer will be freely tradeable. We are not aware of anyone who will not receive freely tradeable shares.

                       INTERESTS OF DIRECTORS AND OFFICERS

         The Company is not aware of any of its directors, officers, or affiliates that owns Notes or will be tendering Notes pursuant to the Exchange Offer. Neither the Company, nor any subsidiary of the Company nor, to the best of the Company's knowledge, any of the Company's directors or executive officers, nor any affiliates of any of the foregoing, had any transactions in the Notes during the 60 business days prior to the date hereof.

                   CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

         The Company is not aware of any license or regulatory permit that appears to be material to the Company's business that might be adversely affected by the Company's acquisition of Notes as contemplated herein or of any approval or other action by any government or governmental, administrative, or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Notes by the Company as contemplated herein. Should any such approval or other action be required, the Company presently contemplates that such approval or other action will be sought. The Company is unable to predict whether it may determine that it is required to delay the acceptance for exchange of or exchange of Note tendered pursuant to the Exchange Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Exchange Offer to accept for exchange and exchange Notes are subject to certain conditions. See "The Exchange Offer -- Conditions".

                                FEES AND EXPENSES

         The Exchange Agent for the Exchange Offer is The Bank of New York. The Information Agent for the Exchange Offer is Morrow & Co., Inc. The Company has not retained any dealer manager or other agent to solicit tenders with respect to the Exchange Offer.

         All deliveries, correspondence and questions sent or presented to the Exchange Agent or the Information Agent relating to the Exchange Offer should be directed to one of the addresses or telephone numbers set forth on the back cover page of this Offer to Exchange.

         The Information Agent may request brokers, dealers, commercial banks, trust companies and other nominees to forward this Offer to Exchange and related materials to beneficial owners of the Notes.

         Requests for information or additional copies hereof or the Letter of Transmittal should be directed to the Information Agent or the Exchange Agent.

         The Company will pay the Exchange Agent and the Information Agent reasonable and customary compensation for their services in connection with the Exchange Offer, plus reimbursement for out-of-pocket expenses. The Company will indemnify the Exchange Agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

         The Company will not pay fees or commissions to any broker, dealer, or other person for soliciting tenders of Notes pursuant to the Exchange Offer. The Company will, however, upon request through the Information Agent, reimburse brokers, dealers, and commercial banks for customary mailing and handling expenses incurred by such persons in forwarding the Exchange Offer and related materials to the beneficial owners of Notes held by any such person as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, or trust company has been authorized to act as the agent of the Company for purposes of the Exchange Offer.

         The Company will pay or cause to be paid all stock transfer taxes, if any, on its exchange of Notes except as otherwise provided in Instruction 10 in the Letter of Transmittal. All fees and expenses of the Company attributable to the Exchange Offer will be paid by the Company.

                              INDEPENDENT AUDITORS

         The consolidated financial statements and financial schedule of Arris Group, Inc. incorporated by reference hereto from the Company's Annual Report on Form 10-K for the years ended December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, have been audited by Ernst & Young LLP, independent auditors, as stated in their report also incorporated by reference herein.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         We are incorporating by reference into this Offer to Exchange the following document:

         -        Annual Report on Form 10-K for the year ended December 31,
                  2001.

         We also are incorporating by reference into this Offer to Exchange all of our filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), from the date hereof until the completion of the proposed Exchange Offer.

         The information incorporated herein by reference is considered to be part of this Offer to Exchange and later information that we file with the Securities and Exchange Commission will automatically update and supersede this information.

         You may obtain a copy of these filings at no cost by writing or telephoning us at:

                                Arris Group, Inc.
                             11450 Technology Circle
                              Duluth, Georgia 30097
                            Telephone: (678) 473-2000
                              Attention: Secretary

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the Securities and Exchange Commission at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 233 Broadway, New York, New York 10279. You may obtain further information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. Our filings are also available to the public over the Internet at the Securities and Exchange Commission's website at http://www.sec.gov.

                                  MISCELLANEOUS

         The Company is not aware of any jurisdiction where the making of the Exchange Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Exchange Offer is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Exchange Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Notes residing in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer shall be deemed to be made on the Company's behalf by one or more registered brokers or dealers license under the laws of such jurisdiction.

         Pursuant to Rule 13e-4 of the General Rules and Regulations under the Exchange Act, the Company has filed with the Securities and Exchange Commission an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to the Exchange Offer. Such Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth under the caption "Where You Can Find More Information."

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO EXCHANGE OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                                       ARRIS GROUP, INC.

April 12, 2002

                                                                         ANNEX A

                              DESCRIPTION OF NOTES

         Set forth below is a summary of the material provisions of the Notes. The Notes were issued pursuant to an indenture (the "Indenture") dated as of May 8, 1998 by and between Arris International, Inc. (then named ANTEC Corporation) and The Bank of New York as trustee (the "Trustee"). The following description of the Notes and the Indenture summarizes the material provisions thereof, and is qualified in its entirety by reference to all of the provisions of the Indenture, including the definitions therein of certain terms. Copies of the Indenture may be obtained from Arris International or Arris Group upon request and also is available in EDGAR as Exhibit 10.28 to the Form 10-Q for the quarterly period ending March 31, 1998 filed by ANTEC Corporation on May 14, 1998. Capitalized terms used herein without definition have the meanings ascribed to them in the Indenture. As used in this section, "Arris International" refers to Arris International, exclusive of its Subsidiaries. Wherever particular provisions or defined terms of the Indenture (or the form of Note which is part thereof) are referred to in this summary, such provisions or defined terms are incorporated by reference as a part of the statements made and such statements are qualified in their entirety by such reference. Certain definitions of terms used in the following summary are set forth under "Certain Definitions."

GENERAL

         The Notes are general, unsecured obligations of Arris International, with a subordinated guaranty by Arris Group, limited in aggregate principal amount to $115 million. The Notes are subordinated in right of payment to all existing and future Senior Indebtedness, as described under "Subordination" below. The Notes were issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

         The Notes will mature on May 15, 2003. The Notes bear interest at the rate per annum of 4 1/2% from their date of issuance, or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually in cash in arrears on May 15 and November 15 of each year, commencing November 15, 1998 to the persons in whose names such Notes are registered at the close of business on May 1 and November 1 immediately preceding such Interest Payment Dates. Principal of, premium on, if any, and interest on the Notes will be payable, the Notes will be convertible and the Notes may be presented for registration of transfer or exchange, at the office or agency of Arris International maintained for such purpose, which office or agency shall be maintained in New York, New York. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

         At the option of Arris International, payment of interest may be made by check mailed to the holders of the Notes (the "Holders") at the addresses set forth upon the registry books of Arris International. No service charge will be made for any registration of transfer or exchange of Notes, but Arris International may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by Arris International, Arris International's office or agency will be the corporate trust office of the Trustee presently located in New York, New York.

         The Indenture does not contain any financial covenants or any restrictions on the payment of dividends, the issuance or repurchase of securities of Arris International or the incurrence of indebtedness, including Senior Indebtedness. The Indenture contains no covenants or other provisions to afford protection to Holders of Notes in the event of a highly leveraged transaction or a change of control of Arris International, except to the limited extent described under "Repurchase of Notes at the Option of the Holder Upon a Change of Control."

CONVERSION RIGHTS

         Each Holder of Notes has the right at any time prior to the close of business on the Stated Maturity of the Notes, unless previously redeemed or repurchased, at the Holder's option, to convert any portion of the principal amount thereof that is $1,000 or an integral multiple thereof into shares of common stock of Arris Group at the Conversion Price of $24.00 per share (subject to adjustment as described below). The right to convert a Note called for redemption or delivered for repurchase and not withdrawn will terminate at the close of business on the Business

Day immediately prior to the Redemption Date or Repurchase Date, as applicable, for such Note, unless Arris International subsequently fails to pay the applicable Redemption Price or Repurchase Price, as the case may be.

         In the case of any Note that has been converted into common stock after any Record Date, but on or before the next Interest Payment Date, interest, the stated due date of which is on such Interest Payment Date, shall be payable on such Interest Payment Date notwithstanding such conversion, and such interest shall be paid to the Holder of such Note who is a Holder on such Record Date. Any Note converted after any Record Date but before the next Interest Payment Date (other than Notes called for redemption) must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of Notes being surrendered for conversion; provided that no such payment shall be required with respect to interest payable on May 15, 2002. No fractional shares of Arris Group common stock will be issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash by Arris International based on the market price of Arris Group common stock (determined in accordance with the Indenture) at the close of business on the day of conversion. As a result of the foregoing provisions, Holders who surrender Notes for conversion on a date that is not an Interest Payment Date will not receive any interest for the period from the Interest Payment Date next preceding the date of conversion to the date of conversion or for any later period, except for Notes that are called for redemption on a Redemption Date between a Record Date and the corresponding Interest Payment Date as provided above.

         The Conversion Price will be subject to adjustment in certain events, including (a) any payment of a dividend (or other distribution) payable in common stock on any class of capital stock of Arris Group, (b) any issuance to all or substantially all holders of Arris Group common stock of rights, options or warrants entitling them to subscribe for or purchase common stock at less than the then Current Market Price of Arris Group common stock (determined in accordance with the Indenture); provided, however, that if such rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then the conversion price will not be adjusted until such triggering events occur, (c) certain subdivisions, combinations or reclassifications of the outstanding Arris Group common stock, (d) any distribution to all or substantially all holders of Arris Group common stock of evidences of indebtedness, shares of Arris Group capital stock (other than common stock), cash or other assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above and distributions in connection with the liquidation, dissolution or winding up of Arris International and excluding dividends and distributions paid exclusively in cash and in mergers and consolidations to which the second succeeding paragraph applies), (e) any distribution consisting exclusively of cash (excluding any cash portion of distributions referred to in (d) above, or cash distributed upon a merger or consolidation to which the second succeeding paragraph applies) to all or substantially all holders of Arris Group common stock in an aggregate amount that, combined together with (i) all other such all-cash distributions made within the then preceding 12 months in respect of which no adjustments have been made and (ii) any cash and the fair market value of other consideration paid or payable in respect of any tender offer by Arris Group or any of its Subsidiaries for Arris Group common stock concluded within the preceding 12 months in respect of which no adjustment has been made exceeds 15.0% of Arris Group's market capitalization (defined as being the product of the then Current Market Price of the common stock multiplied by the number of shares of common stock then outstanding) on the record date of such distribution, and (f) the completion of a tender offer made by Arris Group or any of its Subsidiaries for Arris Group common stock to the extent that the aggregate consideration, together with (i) any cash and other consideration payable in a tender offer by Arris Group or any of its Subsidiaries for common stock expiring with the 12 months preceding the expiration of such tender offer in respect of which no adjustment has been made and (ii) the aggregate amount of any such all-cash distributions referred to in (e) above to all holders of Arris Group common stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 15.0% of Arris Group's market capitalization on the expiration of such tender offer. In the event of a distribution to all or substantially all of the holders of common stock of rights, warrants or options to subscribe for or purchase any securities (other than those referred to in (b) above), Arris International may instead of making an adjustment in the Conversion Price, provide that each Holder of a Note, who converts the Note after the record date for such distribution and prior to the expiration of such rights, shall be entitled to receive upon such conversion of the Note, in addition to shares of Arris Group common stock, an appropriate number of such rights, warrants or options. No adjustment of the Conversion Price will be required to be made until the cumulative adjustments amount to one percent or more of the Conversion Price as last adjusted.

         Arris International, from time to time and to the extent permitted by law, may reduce the Conversion Price by any amount for any period of at least 20 Business Days, in which case Arris International shall give at least 15 days notice of such reduction to the Trustee and the Holders, if the Board of Directors has made a determination that such reduction would be in the best interest of Arris International, which determination shall be conclusive. Arris International may, at its option, make such reductions in the Conversion Price, in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Arris Group common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for United States Federal income tax purposes. See "Certain United States Income Tax Considerations."

         In case of any reclassification or change of outstanding shares of Arris Group common stock issuable upon conversion of the Notes (other than certain changes in par value) or consolidation or merger of Arris Group with or into another Person or any consolidation or merger of another Person with or into Arris Group (with certain exceptions), or in case of any sale, transfer or conveyance of all or substantially all of the assets of Arris Group, each Note then outstanding will, without the consent of any Holder of Notes, become convertible only into the kind and amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger, sale, transfer or conveyance by a holder of the number of shares of Arris Group common stock into which such Note was convertible immediately prior thereto after giving effect to any adjustment required to be made as set forth above; provided that if the kind or amount of securities, cash and other property is not the same for each share of Arris Group common stock held immediately prior to such reclassification, change, consolidation, merger, sale, transfer, or conveyance, any Holder who fails to exercise any right of election shall receive per share the kind and amount of securities, cash or other property received per share by a plurality of such shares.

         Arris Group will use all reasonable efforts to cause all registrations to be made with, and to obtain any approvals by, any governmental authority under any Federal or state law of the United States that may be required on the part of Arris Group in connection with the conversion of the Notes into Arris Group common stock. If at any time during the two-year period following the date of the original issuance of the Notes a registration statement under the Securities Act covering the shares of Arris Group common stock issuable upon conversion of the Notes is not effective or is otherwise unavailable for effecting resales of such shares, shares of Arris Group common stock issued upon conversion of the Notes may not be sold or otherwise transferred except in accordance with or pursuant to an exemption from, or otherwise in a transaction not subject to, the registration requirements of the Securities Act.

SUBORDINATION

         The Notes are general, unsecured obligations of Arris International, with a subordinated guaranty by Arris Group, subordinated in right of payment to all existing and future Senior Indebtedness. As of December 31, 2001, (and March 31, 2002), there was no Senior Indebtedness outstanding (other than approximately $2 million in letters of credit). The Company had the right as of December 31, 2001 to borrow up to $86 million under its revolving credit agreement, which does constitute Senior Indebtedness. The Notes are effectively subordinated in right of payment to all existing and future liabilities (including trade payables) of Arris International's subsidiaries. The Company had $118,462,000 of current liabilities as of December 31, 2001. Because of how Arris Group manages its operations, the Indenture does not restrict the incurrence of Senior Indebtedness or other indebtedness by Arris International or its Subsidiaries or the ability of Arris International to transfer assets or business operations to its Subsidiaries, subject to the provisions described under "Repurchase of Notes at the Option of the Holder Upon a Change of Control" and "Limitation on Merger, Sale or Consolidation."

         The Indenture provides that no payment may be made by Arris International, directly or through any Subsidiary, on account of the principal of, premium, if any, or interest on or any other obligations under or with respect to, the Notes, or to acquire any of the Notes (including repurchases of Notes at the option of the Holder) for cash or property (other than Junior Securities), or on account of the redemption provisions of the Notes (collectively, the "Subordinated Obligations"), (i) upon the maturity of any Senior Indebtedness, by lapse of time, acceleration (unless waived) or otherwise, unless and until all principal of, premium, if any, and interest on, and fees, charges, expenses, indemnifications and all other amounts payable in respect of Designated Senior Indebtedness are first paid in full, or (ii) in the event of default in the payment of any principal of, premium, if any, or interest on, any Designated Senior Indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise (collectively, a "Payment Default"), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist. The payment of cash, property or securities (other than Junior Securities) upon conversion of a Note will constitute payment on a Note and therefore will be subject to the subordination provisions in the Indenture.

         Upon (i) the happening of an event of default (other than a Payment Default) that permits, or would permit with (a) the passage of time, (b) the giving of notice, (c) the making of any payment of the Notes then required to be made or (d) any combination thereof (collectively, a "Non-Payment Default"), the holders of Designated Senior Indebtedness or their representative immediately to accelerate the maturity of such Designated Senior Indebtedness and (ii) written notice of such Non-Payment Default being given to Arris International and the Trustee by the holders of such Designated Senior Indebtedness or their representative (a "Payment Notice"), then, unless and until such Non-Payment Default has been cured or waived or otherwise has ceased to exist, no payment (by setoff or otherwise) may be made by or on behalf of Arris International, directly or through any Subsidiary, on account of the Subordinated Obligations, in any such case other than payments made with Junior Securities. Notwithstanding the foregoing, unless (i) the Designated Senior Indebtedness in respect of which such Non-Payment Default exists has been declared due and payable in its entirety within 179 days after the Payment Notice is delivered as set forth above (the "Payment Blockage Period"), and (ii) such declaration has not been rescinded or waived, at the end of the Payment Blockage Period, Arris International shall be required to pay to the Holders of the Notes all regularly scheduled payments on the Notes that were not paid during the Payment Blockage Period due to the foregoing prohibitions (and upon the making of such payments any acceleration of the Notes made during the Payment Blockage Period shall be of no further force or effect) and to resume all other payments as and when due on the Notes. Not more than one Payment Notice may be given in any consecutive 365-day period, irrespective of the number of defaults with respect to Senior Indebtedness during such period. In no event, however, may the total number of days during which any Payment Blockage Period is or Payment Blockage Periods are in effect exceed 179 days in the aggregate during any consecutive 365-day period.

         Upon any distribution of assets of Arris International upon any dissolution, winding up, total or partial liquidation or reorganization of Arris International, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of the creditors or any marshaling of assets or liabilities (i) the holders of all Senior Indebtedness will first be entitled to receive payment in full before the Holders of the Notes are entitled to receive any payment (other than Junior Securities) on account of the Subordinated Obligations and (ii) any payment or distribution of assets of Arris International of any kind or character, whether in cash, property or securities (other than Junior Securities) to which the Holders of the Notes or the Trustee on behalf of the Holders would be entitled (by setoff or otherwise), except for the subordination provisions contained in the Indenture, will be paid by the liquidating trustee or agent or other person making such a payment or distribution directly to the holders of Senior Indebtedness or their representative to the extent necessary to make payment in full of all such Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to the holders of such Senior Indebtedness.

         In the event that, notwithstanding the foregoing, any payment or distribution of assets of Arris International or any Subsidiary (other than Junior Securities) shall be received by the Holders of the Notes or the Trustee on behalf of the Holders or any Paying Agent at a time when such payment or distribution is prohibited by the foregoing provisions, such payment or distribution shall be held in trust for the benefit of the holders of Senior Indebtedness, and shall be paid or delivered by such Holders or the Trustee or such Paying Agent, as the case may be, to the holders of the Senior Indebtedness remaining unpaid or unprovided for or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness held or represented by each, for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay or to provide for the payment of all such Senior Indebtedness in full after giving effect to any concurrent payment or distribution, or provision therefor, to the holders of such Senior Indebtedness.

         No provision contained in the Indenture or the Notes affects the obligation of Arris International, which is absolute and unconditional, to pay, when due, principal of, premium, if any, and interest on the Notes. The subordination provisions of the Indenture and the Notes does not prevent the occurrence of any Default or Event of Default under the Indenture or limit the rights of the Trustee or any Holder of any Notes, subject to the preceding paragraphs, to pursue any other rights or remedies with respect to the Notes.

         Arris International conducts certain of its operations through its Subsidiaries. Accordingly, Arris International's ability to meet its cash obligations in the future in part will be dependent upon the ability of its

Subsidiaries to make cash distributions to Arris International. The ability of its Subsidiaries to make distributions to Arris International is and will continue to be restricted by, among other limitations, applicable provisions of the laws of national and state governments and may be restricted by contractual provisions. The Indenture does not limit the ability of Arris International's Subsidiaries to incur such contractual restrictions in the future. The right of Arris International to participate in the assets of any Subsidiary (and thus the ability of Holders of the Notes to benefit indirectly from such assets) is generally subject to the prior claims of creditors, including trade creditors, of that Subsidiary except to the extent that Arris International itself is recognized as a creditor of such Subsidiary, in which case Arris International's claims would still be subject to any security interest of other non-subordinated or pari passu creditors of such Subsidiary. Substantially all of Arris International's domestic subsidiaries have guarantied the indebtedness under the new credit facility. The Notes, therefore, are effectively subordinated to obligations to creditors, including trade creditors, of Subsidiaries of Arris International with respect to the assets of the Subsidiaries against which such creditors have a more direct claim.

         As a result of these subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of the creditors of Arris International or any of its Subsidiaries or a marshaling of assets or liabilities of Arris International and its Subsidiaries, Holders of Notes may receive ratably less than other creditors.

REDEMPTION AT ARRIS INTERNATIONAL'S OPTION

         The Notes are redeemable at the option of Arris International, in whole or in part, upon not less than 30 nor more than 60 days' notice to each Holder, at a Redemption Price (expressed as percentages of the principal amount) of 100.900% (subject to the right of Holders of record on a Record Date to receive interest due on an Interest Payment Date that is on or prior to such Redemption
Date) together with accrued and unpaid interest to, but excluding, the Redemption Date:

         In the case of a partial redemption, the Trustee shall select the Notes or portions thereof for redemption on a pro rata basis, by lot or in such other manner it deems appropriate and fair. The Notes may be redeemed in part in multiples of $1,000 only.

         Notice of any redemption will be sent, by first-class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption (the "Redemption Date"), to the Holder of each Note to be redeemed to such Holder's last address as then shown upon the registry books of the Registrar. The notice of redemption must state the Redemption Date, the Redemption Price and the amount of accrued interest to be paid. Any notice that relates to a Note to be redeemed in part only must state the portion of the principal amount to be redeemed and must state that on and after the Redemption Date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion thereof will be issued. On and after the Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption, unless Arris International defaults in its obligations with respect thereto. The Notes do not have the benefit of any sinking fund.

REPURCHASE OF NOTES AT THE OPTION OF THE HOLDER UPON A CHANGE OF CONTROL

         The Indenture provides that in the event that a Change of Control has occurred, Arris International is required to make an irrevocable and unconditional (except as described below) offer (the "Repurchase Offer") to purchase all Notes on the date ("Repurchase Date") that is no later than 45 Business Days (except as described below) after the occurrence of such Change of Control at a cash price (the "Repurchase Price") equal to 100% of the principal amount thereof, together with accrued and unpaid interest and Liquidated Damages, if any, to (but excluding) the Repurchase Date. A Holder of Notes may accept the Repurchase Offer with respect to all or a portion of its Notes (provided that the principal amount of such Notes must be $1,000 or an integral multiple thereof). The Repurchase Offer shall be made within 25 Business Days following a Change of Control and shall remain open for 20 Business Days following its commencement except to the extent that a longer period is required by applicable law (the "Repurchase Offer Period"). Upon expiration of the Repurchase Offer Period, Arris International shall purchase all Notes tendered in response to the Repurchase Offer. If required by applicable law, the Repurchase Date and the Repurchase Offer Period may be extended as so required.

         On or before the Repurchase Date, Arris International will (i) accept for payment Notes or portions thereof properly tendered pursuant to the Repurchase Offer, (ii) deposit with the Paying Agent cash sufficient to pay the Repurchase Price (together with accrued and unpaid interest and Liquidated Damages, if any) of all Notes so tendered and (iii) deliver to the Trustee the Notes so accepted, together with an officers' certificate listing the Notes or portions thereof being purchased by Arris International. The Paying Agent will promptly mail to the Holders of Notes so accepted payment in an amount equal to the Repurchase Price (together with accrued and unpaid interest and Liquidated Damages, if any), and the Trustee will promptly authenticate and mail or deliver to such Holders a new Note or Notes equal in principal amount to any unpurchased portion of the Notes surrendered. Any Notes not so accepted will be promptly mailed or delivered by Arris International to the Holder thereof. Arris International will announce publicly the results of the Repurchase Offer on or as soon as practicable after the Repurchase Date.

         The phrase "all or substantially all" of the assets of Arris International, as included in the definition of Change of Control, is likely to be interpreted by reference to applicable state law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of Arris International has occurred.

         The provisions of the Indenture relating to a Change of Control may not afford the Holders of the Notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger, spin-off or similar transaction that may adversely affect Holders, if such transaction does not constitute a Change of Control. Moreover, certain events with respect to Arris International which may involve an actual change of control of Arris International may not constitute a Change of Control for purposes of the Indenture. For instance, one or more shareholders could acquire a significant portion, but less than 50% of Arris International's Shares (the threshold in the definition of "Change of Control") and thereby by able to exert substantial influence with respect to the Company. The Indenture is not clear with respect to what constitutes a Change in Control in light of the fact that it is Arris Group's, not Arris International's, common stock that is issuable upon conversion.

         The right to require Arris International to repurchase Notes as a result of the occurrence of a Change of Control could create an event of default under Senior Indebtedness as a result of which any repurchase could be blocked by the subordination provisions of the Notes. Failure of the Company to repurchase the Notes when required would result in an Event of Default with respect to the Notes whether or not such repurchase is permitted by the subordination provisions. See "-- Subordination." In addition, there can be no assurance that in the event of a Change in Control the Company would either have, or have access to, adequate funds to redeem the Notes.

         Except as described herein, no modification of the Indenture regarding the provisions on repurchase at the option of any Holder of a Note upon a Change of Control that adversely affects a Holder is permissible without the consent of the Holder of the Note so affected. In the event of a Change of Control, if Holders of in excess of two-thirds of the outstanding aggregate principal amount of the Notes so determine at any time following the occurrence of such Change of Control and before the close of business on the Business Day immediately preceding the Repurchase Date, such event shall not be treated as a Change of Control for purposes of the Indenture. In such event, (i) Arris International shall not be required to make the Repurchase Offer, (ii) to the extent the Repurchase Offer has already been made, such Repurchase Offer shall be deemed revoked and (iii) to the extent any Notes have been tendered in response to any such revoked Repurchase Offer, such tender shall be rescinded and the Notes so tendered shall be promptly returned to the Holders thereof. For purposes of any such determination by the Holders of the outstanding Notes, Notes held by Arris International or an Affiliate of Arris International (including any Person that would become an Affiliate of Arris International (or its successor) as a consequence of the event or series of events that otherwise would be treated as a Change of Control for purposes of the Indenture) shall be disregarded.

         To the extent applicable, Arris International will comply with the provisions of Rule 13e-4 and 14e-1 or any other tender offer rules under the Exchange Act and any other securities laws, and will file a Schedule 13e-4 or any other schedule if required under such rules, in connection with any offer by Arris International to repurchase Notes at the option of the Holders upon a Change of Control.

LIMITATION ON MERGER, SALE OR CONSOLIDATION

         The Indenture provides that Arris International may not, directly or indirectly, consolidate with or merge with or into, or sell, lease, convey or transfer all or substantially all of its assets (on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons (other than to its wholly owned Subsidiaries), unless (i) either (a) in the case of a merger or consolidation, Arris International is the surviving entity or (b) the resulting, surviving or transferee entity is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of the obligations of Arris International in connection with the Notes and the Indentures; and (ii) no Default or Event of Default shall exist immediately before or after giving effect to such transaction.

         Upon any consolidation or merger or any transfer of all or substantially all of the assets of Arris International in accordance with the foregoing, the successor corporation formed by such consolidation or into which Arris International is merged or to which such transfer is made, shall succeed to, and be substituted for, and may exercise every right and power of, Arris International under the Indenture with the same effect as if such successor corporation had been named therein as Arris International, and Arris International will be released from its obligations under the Indenture and the Notes, except as to any obligations that arise from or as a result of such transaction.

         For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more subsidiaries, which properties and assets, if held by Arris International instead of such subsidiary, would constitute all or substantially all of the properties and assets of Arris International, shall be deemed to be the transfer of all or substantially all of the properties and assets of Arris International.

REPORTS

         Whether or not Arris International is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Arris International shall deliver to the Trustee, within 15 days after it is or would have been required to file such with the Securities and Exchange Commission, annual and quarterly consolidated financial statements substantially equivalent to financial statements that would have been included in reports filed with the Securities and Exchange Commission if Arris International were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by Arris International's certified independent public accountants as such would be required in such reports to the Securities and Exchange Commission and, in each case, together with a management's discussion and analysis of financial condition and results of operations as such would be so required. In addition, for so long as the Notes or the Arris Group common stock into which they are convertible are Transfer Restricted Securities, Arris International will continue to provide to Holders the information specified by Rule 144A(d)(4).

EVENTS OF DEFAULT AND REMEDIES

         The Indenture defines an Event of Default as (i) the failure by Arris International to pay any installment of interest on the Notes as and when due and payable and the continuance of any such failure for 30 days, (ii) the failure by Arris International to pay all or any part of the principal of, or premium, if any, on the Notes when and as the same become due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, pursuant to any Repurchase Offer, (iii) the failure of Arris International to perform any conversion of Notes required under the Indenture and the continuance of any such failure for 30 days, (iv) the failure by Arris International to observe or perform any other covenant or agreement contained in the Notes or the Indenture and, subject to certain exceptions, the continuance of such failure for a period of 60 days after written notice is given to Arris International by the Trustee or to Arris International and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding,
(v) certain events of bankruptcy, insolvency or reorganization in respect of Arris International or any of its Significant Subsidiaries, (vi) failure of Arris International or any Significant Subsidiary to make any payment at maturity, including any applicable grace period, in respect of Indebtedness (other than non-recourse obligations) in an amount in excess of $10 million, and continuance of such failure for 30 days after written notice is given to Arris International by the Trustee or to Arris International and the Trustee by the Holders of at least 25% in aggregate principal amount of Notes outstanding,
(vii) default by Arris International or any Significant Subsidiary with respect to any Indebtedness, which default results in the acceleration of Indebtedness in an amount in excess of $10 million without such Indebtedness having been discharged or such acceleration having been rescinded or annulled for 30 days after written notice is given to Arris International by the Trustee or to Arris International and the Trustee by the Holders of at least 25% in aggregate principal amount of Notes outstanding and (viii) final unsatisfied judgments not covered by insurance aggregating in excess of $10 million, at any one time rendered against Arris International or any of its Significant Subsidiaries and not stayed, bonded or discharged within 60 days. The Indenture will provide that if a Default occurs and is continuing, the Trustee must, within 90 days after the Trustee's receiving actual notice of occurrence of such Default, give to the Holders notice of such Default, but the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the Holders, except in the case of a Default in the payment of the principal of, premium, if any, or interest on any of the Notes when due or in the payment of any redemption or repurchase obligation.

         The Indenture provides that if an Event of Default occurs and is continuing (other than an Event of Default specified in clause (v) above with respect to Arris International), then in every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to Arris International (and to the Trustee if given by Holders), may declare all principal, premium, if any, and accrued interest on the Notes to be due and payable immediately. If an Event of Default specified in clause (v) above with respect to Arris International occurs, all principal, premium, if any, and accrued interest will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of the Trustee or the Holders. The Holders of no less than a majority in aggregate principal amount of Notes generally are authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on the Notes that have become due solely by such acceleration, have been cured or waived.

         Prior to the declaration of acceleration of the maturity of the Notes, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding may waive on behalf of all the Holders any default, except a default in the payment of principal of, or interest on any Note not yet cured, or a default with respect to any covenant or provision that cannot be modified or amended without the consent of the Holder of each outstanding Note affected. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

         The Indenture provides that no Holder may pursue any remedy under the Indenture, except for a default in the payment of principal, premium, if any, or interest on the Notes, unless the Holder gives to the Trustee written notice of a continuing Event of Default, the Holders of at least 25.0% in principal amount of the outstanding Notes make a written request to the Trustee to pursue the remedy, such Holders offer to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense, the Trustee does not comply with the request within 60 days after the receipt of the request and the offer of indemnity, and the Trustee shall not have received a contrary direction from the Holders of a majority in principal amount of the outstanding Notes.

AMENDMENTS AND SUPPLEMENTS

         The Indenture contains provisions permitting Arris International and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of the Holders. With the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, Arris International and the Trustee are permitted to amend or supplement the Indenture or any supplemental indenture or modify or waive the rights of the Holders; provided that no such modification may, without the consent of each Holder affected thereby: (i) change the Stated Maturity of any Note or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the conversion of any Note or the enforcement of any such payment on or after the due date thereof (including, in the case of redemption, on or after the Redemption Date), or reduce the Repurchase Price, or alter the Repurchase Offer (other than as set forth herein) or redemption provisions in a manner adverse to the Holders, or (ii) reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required for any such amendment, supplemental indenture or waiver provided for in the Indenture or (iii) adversely affect the right of such Holder to convert Notes or alter, in a manner that adversely affects the right of such Holder, the provisions relating to anti-dilution protection in respect thereof. A supplemental indenture entered into in compliance with the "Limitation on Merger, Sale or Consolidation" covenant would not require the consent of the Holders of the Notes.

NO PERSONAL LIABILITY OF SHAREHOLDERS, OFFICERS, DIRECTORS AND EMPLOYEES

         The Indenture provides that no shareholder, officer, director, employee or partner, as such, past, present or future, of Arris International or any successor corporation shall have any personal liability in respect of the obligations of Arris International under the Indenture or the Notes by reason of his, her or its status as such shareholder, officer, director, employee or partner.

TRANSFER AND EXCHANGE

         A Holder may transfer or exchange the Notes in accordance with the Indenture. Arris International or Trustee may require a Holder, among other things, to furnish appropriate endorsements, legal opinions and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. Arris International is not required to transfer or exchange any Notes selected for redemption. Also, Arris International is not required to transfer or exchange any Notes for a period of 15 days before the mailing of a Repurchase Offer or notice of redemption.

         The registered Holder of a Note may be treated as the owner of it for all purposes.

BOOK ENTRY, DELIVERY AND FORM

         Notes purchased in the initial private placement, and some of the other Notes, are currently evidenced by one U.S. Global Note, which was deposited on the date of the closing of the sale of the Notes (the "Closing Date") with, or on behalf of, the Depository and registered in the name of Cede and Co. ("Cede") as the Depository's nominee.

         Purchasers ("Public Holders") of Notes pursuant to a Form S-3 registration statement that was filed in 1998, or is sales exempt from registration under Rule 144 received a beneficial interest in an unrestricted global note (the "Registered Global Note") which was deposited with, or on behalf of, the Depository and registered in the name of Cede as the Depository's nominee. Except as set forth below, the Registered Global Note may be transferred, in whole or in part, only to another nominee of the Depository or to a successor of the Depository or its nominee.

         A Public Holder holds its interest in the Registered Global Note directly through the Depository if such Public Holder is a participant in the Depository, or indirectly through organizations which are participants in the Depository (the "Participants"). Transfers between Participants are effected in the ordinary way in accordance with the Depository's rules and are settled in federal funds.

GOVERNING LAW

         The Indenture and the Notes and the Registration Rights Agreement provide that they are to be governed in accordance with the laws of the State of New York, without regard to choice of laws provisions.

THE TRUSTEE

         The Bank of New York is the Trustee under the Indenture. A successor Trustee may be appointed in accordance with the terms of the Indenture.

         The Indenture contains certain limitations on the rights of the Trustee, in the event it becomes a creditor of Arris International, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with Arris

International and its Subsidiaries; provided, however, that if it acquires any conflicting interest (as defined), it must eliminate such conflict or resign.

         In case an Event of Default shall occur (and shall not be cured or waived), the Trustee will be required to use the degree of care of a prudent person in the conduct of its own affairs in the exercise of its powers. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Holders of Notes, unless they shall have offered to the Trustee reasonable security or indemnity.

ABSENCE OF PUBLIC MARKET; TRANSFER RESTRICTIONS

         The Notes initially were not registered under the Securities Act and, if not sold in a registered or exempt transaction may subject to significant restrictions on resale. There is no existing market for the Notes and there can be no assurance as to the liquidity of any markets that may develop for the Notes, the ability of the Holders to sell their Notes or at what price Holders of the Notes will be able to sell their Notes. Future trading prices of the Notes will depend upon many factors including, among other things, prevailing interest rates, Arris Group's operating results, the price of the Arris Group common stock and the market for similar securities.

CERTAIN DEFINITIONS

         "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

         "Capitalized Lease Obligation" means, as to any Person, the obligation of such Person to pay rent or other amounts under a lease to which such Person is a party that is required to be classified and accounted for as a capital lease obligation under accounting principles generally accepted in the United States.

         "Capital Stock" means, with respect to any Person, any and all shares, interests, rights to purchase (other than convertible or exchangeable indebtedness), warrants, options, participation or other equivalents of or interests (however designated) in stock issued by that Person.

         "Change of Control" means (i) an event or series of events as a result of which any "person" or "group" (as such terms are used in Sections 13(d)(3) and 14(d) of the Exchange Act) (excluding Arris International or any wholly owned Subsidiary thereof or any employee benefit plan of Arris International or any such subsidiary) is or becomes, directly or indirectly, the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable) of more than 50.0% of the combined voting power of the then outstanding securities entitled to vote generally in elections of directors, managers or trustees, as applicable, of Arris International or any successor entity ("Voting Stock"), (ii) the completion of any consolidation or merger of Arris International with or into any other Person, or sale, conveyance, transfer or lease by Arris International of all or substantially all of its assets to any Person, or any merger of any other Person into Arris International in a single transaction or series of related transactions, and, in the case of any such transaction or series of related transactions, the outstanding common stock is changed or exchanged as a result, unless the shareholders of Arris International immediately before such transaction own, directly or indirectly, immediately following such transaction, at least a majority of the combined voting power of the outstanding voting securities of the Person resulting from such transaction in substantially the same proportion as their ownership of the Voting Stock immediately before such transaction, or (iii) such time as the Continuing Directors do not constitute a majority of the Board of Directors (or, if applicable, a successor corporation to Arris International).

         "Continuing Director" means at any date a member of Arris International's Board of Directors (i) who was a member of such board on the date of initial issuance of the Notes or (ii) who was nominated or elected by at least a majority of the directors who were such Continuing Directors at the time of such nomination or election or whose election to Arris International's Board of Directors was recommended or endorsed by at least a majority of the directors who were such Continuing Directors at the time of such nomination or election.

         "Designated Senior Debt" means (i) any Indebtedness outstanding under the credit facility and (ii) any other Senior Indebtedness, the principal amount of which is $10 million or more and that has been designated by Arris International as "Designated Senior Debt."

         "Indebtedness" of any Person means, without duplication, (a) all liabilities and obligations, contingent or otherwise, of any such Person, (i) in respect of borrowed money (whether or not the lender has recourse to all or any portion of the assets of such person), (ii) evidenced by credit or loan agreements, bonds, notes, debentures or similar instruments (including, without limitation, notes or similar instruments given in connection with the acquisition of any business, properties or assets of any kind), (iii) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (iv) for the payment of money relating to a Capitalized Lease Obligation or (v) evidenced by a letter of credit, bank guarantee or a reimbursement obligation of such Person with respect to any letter of credit; (b) all obligations of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (c) all net obligations of such Person under Interest Swap and Hedging Obligations; (d) all liabilities of others of the kind described in the preceding clauses, (a),(b) or (c) that such Person has guaranteed or that is otherwise its legal liability, or which is secured by a lien on property of such Person, and all obligations to purchase, redeem or acquire any Capital Stock; and (e) any and all deferrals, renewals, extensions, modifications, replacements, restatements, refinancings and refundings (whether direct or indirect) of, or any indebtedness or obligation issued in exchange for, any liability of the kind described in any of the preceding clauses (a),
(b), (c) or (d), or this clause (e), whether or not between or among the same parties.

         "Interest Swap and Hedging Obligations" means the obligations of any Person under any interest rate or currency protection agreement, future agreement, option agreement, swap agreement, cap agreement or other interest rate or currency hedge agreement, collar agreement or other similar agreement or arrangement to which such Person is a party or beneficiary.

         "Junior Securities" means Capital Stock in Arris International and any Indebtedness of Arris International, in each case that is subordinated to all Senior Indebtedness (and any debt securities issued in exchange for Senior Indebtedness) to substantially the same extent as, or to a greater extent than, the Notes are subordinated to Senior Indebtedness pursuant to the Indenture.

         "Senior Indebtedness" means all obligations of Arris International to pay the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowed as a claim in any such proceeding) and rent payable on or in connection with, and all letters of credit, reimbursement obligations and fees, costs, expenses and other amounts and liabilities accrued or due on or in connection with, the new credit facility and any other Indebtedness of Arris International, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by Arris International, unless the instrument creating or evidencing such Indebtedness expressly provides that such Indebtedness is not senior or superior in right of payment to the Notes or is pari passu with, or subordinated to, the Notes; provided that in no event shall Senior Indebtedness include (a) Indebtedness of Arris International owed or owing to any Subsidiary of Arris International, (b) Indebtedness of Arris International representing any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services, (c) any liability for taxes owed or owing by Arris International or any Subsidiary of Arris International or (d) the Notes. With respect to the subordinated guaranty of Arris Group, Senior Indebtedness means comparable indebtedness of Arris Group.

         "Significant Subsidiary" means any Subsidiary which is a "significant subsidiary" of Arris International within the meaning of Rule 1-02(w) of Regulation S-X promulgated by the Securities and Exchange Commission as in effect as of the Issue Date.

         "Stated Maturity" when used with respect to any Note, means May 15, 2003.

         "Subsidiary" with respect to any Person, means (i) a corporation a majority of whose Capital Stock with voting power normally entitled to vote in the election of directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, (ii) a partnership in which such Person or a Subsidiary of such Person is, at the time, a general partner and owns alone or together with one or more Subsidiaries of such Person a majority of the partnership interests, or (iii) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has at least a majority ownership interest.

                                     GENERAL

         Facsimile copies of the Letter of Transmittal will be accepted from Eligible Institutions. The Letter of Transmittal and certificates for Notes and any other required documents should be sent or delivered by each Holder or his, her or its broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at its address set forth below.

                  The Exchange Agent for the Exchange Offer is:

                              THE BANK OF NEW YORK

By Mail:                                     By Facsimile Transmission:               By Hand or Overnight Courier:

15 Broad Street                              (for eligible institutions only)         15 Broad Street
Corporate Trust Services Window              (212) 235-2261                           16th Floor
Lobby Level                                                                           New York, NY  10007
New York, NY  10007                          Confirm Receipt Of Facsimile             Attn:  Santino Ginocchietti
Attn:  Santino Ginocchietti                  By Telephone:

                                             (212) 235-2363

                The Information Agent for the Exchange Offer is:

                               MORROW & CO., INC.

                           445 Park Avenue, 5th Floor
                               New York, NY 10022
                           Call Collect (212) 754-8000
             Banks and Brokerage Firms, Please Call: (800) 654-2468

                       Holders Please Call: (800) 607-0088

         Additional copies of the Offer to Exchange, the Letter of Transmittal or other tender offer materials may be obtained from the Information Agent or the Exchange Agent and will be furnished at the Company's expense. Questions and requests for assistance may be directed to the Information Agent as set forth above. Holders also may contact their local broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.